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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☒ Definitive Proxy Statement

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TriMas Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TriMas Corporation
NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS
To be held May 10, 2012

To the Shareholders of TriMas Corporation:
        The Annual Meeting of Shareholders of TriMas Corporation (the "Company") will be held on Thursday, May 10, 2012 at TriMas Corporation headquarters, 39400 Woodward Avenue, Suite 130 Bloomfield Hills, Michigan 48304, at 8:00 a.m., Eastern Time, for the following purposes:

1.	To elect two directors to serve until the Annual Meeting of Shareholders in 2015;

2.	To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012; and

3.	To transact such other business as may properly come before the meeting.
        The Board of Directors has fixed the close of business on March 14, 2012 as the record date for determining the shareholders that are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors

/s/ Joshua A. Sherbin
Joshua A. Sherbin Vice President, General Counsel and Corporate Secretary
Bloomfield Hills, Michigan
        This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about April 3, 2012.
        Even if you intend to be present at the Annual Meeting in person, please sign and date the enclosed proxy card or voting instruction card and return it in the accompanying envelope, or vote via telephone or Internet (as indicated on your proxy card or voting instruction card), to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2012

The Proxy Statement and 2011 Annual Report of TriMas Corporation are available at:
http://www.trimascorp.com/2012proxy

TriMas Corporation
39400 Woodward Avenue, Suite 130
Bloomfield Hills, Michigan 48304
PROXY STATEMENT FOR 2012 ANNUAL MEETING OF SHAREHOLDERS
        This proxy statement contains information regarding the Annual Meeting of Shareholders (the "Annual Meeting") of TriMas Corporation (the "Company") to be held at 8:00 a.m., Eastern Time, on Thursday, May 10, 2012 at TriMas headquarters, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304. The Company's Board of Directors (the "Board") is soliciting proxies for use at such meeting and at any adjournment or postponement of such meeting. The Company first mailed this proxy statement to its shareholders on or about April 3, 2012. The Company will bear the cost of soliciting proxies.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?
At the Annual Meeting, holders of the Company's common stock (the "Voting Stock") will act upon the matters outlined in the accompanying Notice of Annual Meeting, including: to elect two directors to serve until the Annual Meeting in 2015; to ratify the appointment of KPMG LLP ("KPMG") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012; and to transact such other business as may properly come before the meeting.
In addition, management will report on the performance of the Company and will respond to appropriate questions from shareholders. The Company expects that representatives of KPMG, the Company's independent registered public accounting firm for 2011, will be present at the Annual Meeting and will be available to respond to appropriate questions and if they desire, to make a statement.
Who is entitled to vote?
Only record holders of Voting Stock at the close of business on the record date of March 14, 2012 (the "Record Date") are entitled to receive notice of the Annual Meeting and to vote those shares of Voting Stock that they held on the Record Date. Each outstanding share of Voting Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.
What counts as Voting Stock?
The Company's common stock constitutes the Voting Stock of the Company. As of March 14, 2012, there were no outstanding shares of preferred stock of the Company.
What constitutes a quorum?
For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Voting Stock outstanding on the Record Date will constitute a quorum for all purposes. As of the Record Date, 35,177,409 shares of Voting Stock were outstanding. Broker non-votes (defined below), and proxies marked with abstentions or instructions to withhold votes, will be counted as present in determining whether there is a quorum.
What is the difference between holding shares as a shareholder of record and being a beneficial owner?
Shareholders of Record.    If, at the close of business on the Record Date, your shares are registered directly in your name with the Company's transfer agent, The Registrar and Transfer Company, you are considered the shareholder of record with respect to those shares, and these proxy materials (including a proxy card) are being sent directly to you by the Company. As a shareholder of record, you have the right to grant your voting proxy directly to the Company through the enclosed proxy card or to vote in person at the Annual Meeting.
Beneficial Owners.    If, at the close of business on the Record Date, your shares were not issued directly in your name, but were held in a stock brokerage account or by a bank, trustee or other nominee, you are considered the beneficial owner of shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, trustee, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, trustee, bank or nominee on how to vote the shares in your account and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you request and obtain a proxy from your broker, trustee, bank or nominee. Your broker, trustee, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, trustee, bank or nominee on how to vote your shares.

How do I vote?
        Shareholders of Record.    If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. You may also vote via telephone or Internet (as indicated on your proxy card). If you attend the Annual Meeting, you may deliver your completed proxy card in person or vote by ballot.
        Beneficial Owners.    If you complete and properly sign the accompanying voting instruction card and return it to your broker, trustee, bank or other nominee, it will be voted as you direct. You may also vote via telephone or Internet (as indicated on your voting instruction card). If you want to vote your shares at the Annual Meeting, you must request and obtain a proxy from such broker, trustee, bank or other nominee confirming that you beneficially own such shares and giving you the power to vote such shares.
Can I change my vote after I return my proxy card or voting instruction card?
        Shareholders of Record.    You may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company, at 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, either written notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the Annual Meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you properly file such notice or new proxy.
        Beneficial Owners.    If you hold your shares through a bank, trustee, broker or other nominee, you should contact such person to submit new voting instructions prior to the time such voting instructions are exercised.
How will my shares be voted?
Shareholders of Record. All shares represented by the proxies mailed to shareholders will be voted at the Annual Meeting in accordance with instructions given by the shareholders. Where no instructions are given, the shares will be voted: (1) in favor of the election of the Board of Directors’ nominees for two directors; and (2) for the ratification of the appointment of the Company's independent registered public accounting firm for the year ending December 31, 2012.
Beneficial Owners.   The brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed, and if no instructions from the beneficial owner are received on a matter deemed to be non-routine, they may not vote the shares on that matter (referred to as a “broker non-vote”). Under applicable law, a broker, bank, or nominee has the discretion to vote on routine matters, such as the ratification of the appointment of the Company's independent registered public accounting firm, but does not have discretion to vote for or against the election of directors. Voting Stock subject to broker non-votes will be considered present at the meeting for purposes of determining whether there is a quorum but the broker non-votes will not be considered votes cast with respect to that proposal. In order to avoid a broker non-vote of your shares on this proposal, you must send voting instructions to your bank, broker, or nominee.
How may I obtain an additional copy of the proxy materials?
If you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now, please request the additional copy by contacting TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, Telephone 248-631-5506. A separate set of proxy materials will be sent promptly following receipt of your request.
If you are a shareholder of record and wish to receive a separate set of proxy materials in the future, please contact TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, Telephone 248-631-5506.
If you are the beneficial owner of shares held through a broker, trustee or other nominee and you wish to receive a separate set of proxy materials in the future, please contact TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304, Telephone 248-631-5506.
What does it mean if I receive more than one proxy card or voting instruction card?
If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees and/or the Company's transfer agent. Please sign and deliver each proxy card and voting instruction card that you receive to ensure that all of your shares will be voted. We recommend that you contact your nominee and/or the Company's transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.

What are the Board's recommendations?
        The Board recommends a vote:
Proposal 1—FOR the election of the nominated slate of directors.
Proposal 2—FOR the ratification of the appointment of KPMG as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012.
What vote is required to approve each item?
Proposal 1 - Election of Directors.
The two nominees who receive the most votes cast at the Annual Meeting will be elected as directors. The slate of directors discussed in this proxy statement consists of two directors whose terms are expiring and who have consented to stand for re-election. A properly signed proxy with instructions to withhold authority with respect to the election of one or more directors will not be voted for the director(s) so indicated.
Proposal 2 - Ratification of the Appointment of Independent Registered Public Accounting Firm.
The affirmative vote of a majority of the shares of Voting Stock outstanding on the Record Date that is present or represented at the Annual Meeting will be necessary to ratify the Audit Committee's appointment of KPMG as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012. Abstentions will have the same effect as a vote against the matter. Although shareholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.
Who pays for the solicitation of proxies?
The accompanying proxy is being solicited by the Company's Board of Directors. The Company will bear the cost of soliciting the proxies. Officers and other management employees of the Company will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interview and/or telephone.
What will happen if other matters are raised at the meeting?
If any other matter is properly submitted to the shareholders at the Annual Meeting, its adoption will require the affirmative vote of a majority of the shares of Voting Stock outstanding on the Record Date that is present or represented at the Annual Meeting. The Board of Directors does not propose to conduct any business at the Annual Meeting other than as stated above.
How can I access the Company's proxy materials and annual report on Form 10-K?
The Financial Information subsection under "Investors" on the Company's website, http://www.trimascorp.com, provides access, free of charge, to Securities and Exchange Commission ("SEC") reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports.
The Company has posted printable and searchable 2012 proxy materials to the Company's website at http://www.trimascorp.com/2012proxy. A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC, will be sent to any shareholder, without charge, upon written request sent to the Company's executive offices: TriMas Corporation, Attention: Investor Relations, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.
        You may also read and copy any materials that the Company files with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including the Company, at http://www.sec.gov.
        The references to the website address of the Company and SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites is not part of this proxy statement.
Is a registered list of shareholders available?
        The names of shareholders of record entitled to vote at the Annual Meeting will be available to shareholders entitled to vote at the meeting on Thursday, May 10, 2012 at the Company's headquarters.

How do I find out the voting results?
        Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published by the Company in a Current Report on Form 8-K.
Who will serve as the inspector of elections?
        The inspector of elections will be a representative from an independent firm, Broadridge Investor Communication Solutions, Inc.
How and when may I submit a shareholder proposal for the 2013 Annual Meeting of Shareholders?
        Requirements for shareholder proposal to be considered at the 2013 Annual Meeting by inclusion in the Company's proxy statement.    You may submit proposals for consideration at future shareholder meetings. For a shareholder proposal to be considered for inclusion in the Company's proxy statement for the Annual Meeting next year, the Corporate Secretary must receive the written proposal at the Company's principal executive offices no later than December 7, 2012. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
TriMas Corporation
Vice President, General Counsel and Corporate Secretary
39400 Woodward Avenue, Suite 130
Bloomfield Hills, Michigan 48304
Fax: (248) 631-5413
        Requirements for shareholder proposal to be considered at the 2013 Annual Meeting, but not included in the Company's proxy statement.    For a shareholder proposal that is intended to be considered at the 2013 Annual Meeting, but not included in the Company's proxy statement, the shareholder must give timely notice to the Corporate Secretary, which, in general, requires that the notice be received by the Corporate Secretary not later than the close of business on February 10, 2013.
        In addition to the timing requirements stated above, any shareholder proposal to be brought before the 2013 Annual Meeting must set forth (a) a brief description of the business desired to be brought before the 2013 Annual Meeting and the reasons for conducting such business, (b) the name and address, as they appear on the Company's books, of the shareholder proposing such business, (c) the number of shares of the Company's Voting Stock that are beneficially owned by the shareholder, (d) any material interest of the shareholder in such business, and (e) any additional information that is required to be provided by the shareholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.
        If the date of the 2013 Annual Meeting is moved more than 30 days before or 60 days after the anniversary of the 2012 Annual Meeting, then notice of a shareholder proposal that is not intended to be included in the Company's proxy statement under Rule 14a-8 must be received not later than the close of business on the later of the following two dates:

•	45 days prior to the 2013 Annual Meeting; and

•	10 days after public announcement of the 2013 Annual Meeting date.

       PROPOSAL 1—ELECTION OF DIRECTORS
The Board of Directors currently consists of six members serving three-year staggered terms. The Board of Directors is divided into three classes, each class consisting of one-third of the Company's directors. Class III directors' terms will expire at the 2012 Annual Meeting. Messrs. Valenti and Tredwell have consented to stand for re-election to serve until the 2015 Annual Meeting. If either of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board's substitute nominee.
THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE TWO DIRECTORS LISTED BELOW WHO STANDS FOR RE-ELECTION, TO SERVE UNTIL THE 2015 ANNUAL MEETING.
Vote Required
        The two individuals who receive the most votes cast at the Annual Meeting will be elected as directors, provided a quorum of at least a majority of the outstanding shares of common stock is represented at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this "non-routine" proposal, your broker does not have authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the election of directors.
        Additional information regarding the directors and director nominees of the Company is set forth below.
Directors and Director Nominees
        The Board of Directors currently consists of six members divided into three classes serving staggered terms.

Name	Age	Title	Term Ending
Daniel P. Tredwell(1)	53	Director	2012
Samuel Valenti III(1)	66	Chairman of the Board of Directors	2012
David M. Wathen	59	Director, President and Chief Executive Officer	2013
Marshall A. Cohen	77	Director	2013
Richard M. Gabrys	70	Director	2014
Eugene A. Miller	74	Director	2014
________________________________________

(1)	Standing for re-election at the 2012 Annual Meeting.
        Director Background and Qualifications.    The following sets forth the business experience during at least the past five years of each Director nominee and each of the directors whose term of office will continue after the Annual Meeting.
In addition, the following includes a brief discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the Directors and nominees should serve on the Board at this time. The Nominating and Corporate Governance Committee considers the experience, mix of skills and other qualities of the existing Board to ensure appropriate Board composition. The Nominating and Corporate Governance Committee believes that Directors must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, it seeks to ensure the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company's business.
The Board believes that the Directors and nominees have an appropriate balance of knowledge, experience, attributes, skills and expertise as a whole to ensure the Board appropriately fulfills its oversight responsibilities and acts in the best interests of shareholders. The Board believes that each director satisfies its criteria for demonstrating excellence in his or her chosen field, high ethical standards and integrity, and sound business judgment. In addition, the Board has four independent directors in accordance with the applicable rules of NASDAQ, and such Directors are also independent of the influence of any particular shareholder or shareholder groups whose interests may diverge from the interests of the shareholders as a whole. Further, each director or nominee brings a strong background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas.
Daniel P. Tredwell.    Mr. Tredwell was elected as one of the Company's directors in June 2002. Mr. Tredwell has extensive knowledge and expertise in financial and banking matters. Mr. Tredwell is the Managing Member, and one of the co-founders of Heartland Industrial Partners, L.P. (“Heartland”). Mr. Tredwell is also the Managing Member of CoveView Advisors LLC, an independent financial advisory firm, and Cove View Capital LLC, a credit opportunities investment fund. He has more than two decades of private equity and investment banking experience. Mr. Tredwell served as a Managing Director at Chase Securities Inc. (a predecessor of J.P. Morgan Securities, Inc.) until 1999 and had been with Chase Securities since 1985. Mr. Tredwell is also a director of Springs Industries, Inc., and Springs Global Participações S.A. From November 2000 to January 2010, Mr. Tredwell served on the Board of Metaldyne Corporation, and its successor, Asahi Tec Corporation of Japan. Mr. Tredwell holds a B.A. in Economics from Miami University and an M.B.A. in Finance from the Wharton School.
In addition to his professional background and prior Company Board experience, the Board of Directors concluded that Mr. Tredwell should serve as a director based on his leadership qualities developed from his service as a Managing Director of Chase Securities and the Managing Member of Heartland, the scope of his knowledge of the Company's global operations, the breadth of his experience in auditing, risk management, and corporate oversight while serving as a member of the boards of directors of other global corporations (including service as the chair of audit and compensation committees), and his subject matter expertise in finance, acquisitions and divestitures, economics, asset management, and business development.
Samuel Valenti III.    Mr. Valenti was elected as Chairman of the Company's Board of Directors in June 2002 and served as Executive Chairman of the Company's Board from November 2005 through November 2008. Mr. Valenti remains Chairman of the Company's Board. Mr. Valenti has extensive knowledge and expertise in management of diversified manufacturing businesses and financial matters. He was employed by Masco Corporation from 1968 through March 2008. From 1988 through March 2008, Mr. Valenti was President and a member of the board of Masco Capital Corporation, and was Vice President‑Investments of Masco Corporation from May 1974 to October 1998. Until November 2005, Mr. Valenti also served as a special advisor to Heartland Industrial Partners, L.P., and until July 2006, Mr. Valenti served as a director of Metaldyne Corporation. Mr. Valenti is currently Chairman of Valenti Capital LLC. Mr. Valenti holds a B.A. and Masters in Economics from Western Michigan University. Mr. Valenti is the former Chairman of the Investment Advisory Committee of the $50 billion State of Michigan retirement system and serves on the Harvard Business School Advisory Council. He also serves on the Advisory Council at the University of Notre Dame and the Advisory Board at the University of Michigan Business School Zell-Lurie Institute. Mr. Valenti is a member of Business Leaders for Michigan and serves as Chairman of the Renaissance Venture Capital Fund.
In addition to his professional background and prior Company Board experience, the Board of Directors concluded that Mr. Valenti should serve as a director based on his leadership experience as the Chairman of the Company's Board since 2002 and as an executive at Masco for forty years, the breadth of his experiences in finance, corporate governance, and other areas of oversight while serving as a member of the board of directors of other corporations and his subject matter expertise in the areas of finance, economics, and asset management.
David M. Wathen.    Mr. Wathen was appointed as the Company's President and Chief Executive Officer and as a member of the Board on January 13, 2009. Mr. Wathen has extensive knowledge and experience in operational and management issues relevant to diversified manufacturing environments. He is currently a director and member of the Audit Committee and Corporate Governance Committee of Franklin Electric Co., Inc. From 2003 until 2007, Mr. Wathen was President and Chief Executive Officer of Balfour Beatty, Inc. (U.S. Operations), an engineering, construction and building management services company. Prior to his Balfour Beatty appointment in 2003, he served as a Principal Member of Questor, a private equity firm from 2000 to 2002. From 1977 to 2000, Mr. Wathen held management positions with General Electric, Emerson Electric, Allied Signal and Eaton Corporation. Mr. Wathen holds a B.S.M.E. in Engineering and an M.B.A. from Purdue University and an M.S.B.A. in Business Administration from St. Francis University.
In addition to his professional background and prior Company Board experience, the Board of Directors concluded that Mr. Wathen should serve as a director based on his years of operational and management experience in diversified manufacturing environments, his experience as a public‑company director, his executive leadership experience, including with respect to the Company, and his subject matter expertise in the areas of engineering, production, and business development.
Marshall A. Cohen.   Mr. Cohen was elected as one of the Company's directors in January 2005. Mr. Cohen has extensive knowledge and experience in management, governance and legal matters involving publicly-held companies. He is counsel (retired) at Cassels Brock & Blackwell LLP, a law firm based in Toronto, Canada, which he joined in 1996. Prior to joining that firm, Mr. Cohen served as president and chief executive officer of the Molson Companies Limited from 1988 to 1996. Mr. Cohen is a director of Gleacher Securities, Inc. and TD Ameritrade. From 1993 to 2008, Mr. Cohen was a director of AIG, Inc., and from September 1988 to April 2011 was a director of Barrick Gold Corporation. Mr. Cohen holds a B.A. from the University of Toronto, a law degree from Osgoode Hall Law School and a Masters Degree in Law from York University.
In addition to his professional background and prior Company Board experience, the Board of Directors concluded that Mr. Cohen should serve as a director based on the breadth of his experience as a public company director, particularly with regard to governance, compliance and other areas of oversight, his legal experience and his subject matter expertise in areas of government affairs, corporate governance and corporate responsibility.
Richard M. Gabrys.  Mr. Gabrys joined the Board in August 2006. Mr. Gabrys has extensive knowledge and expertise in financial reporting for publicly-held companies and accounting matters. Mr. Gabrys retired from Deloitte & Touche LLP in 2004 after 42 years, where he served a variety of publicly-held companies, financial services institutions, public utilities and health care entities. He was Vice Chairman of Deloitte's United States Global Strategic Client Group and served as a member of its Global Strategic Client Council. From January 2006 through August 2007, Mr. Gabrys served as the Interim Dean of the School of Business Administration of Wayne State University. From December 2004 through January 2008, Mr. Gabrys served on the board of Dana Corporation and from May 2007 to June 2011 he served on the board of Massey Energy Company. He is a member of the Board of Directors of CMS Energy Company and La-Z-Boy Inc., and is the President and Chief Executive Officer of Mears Investments, L.L.C., a private family investment company. Mr. Gabrys holds a B.S. in Accounting from King's College and completed the Executive Program at Stanford University.
In addition to his professional background and prior Company Board experience, the Board of Directors concluded that Mr. Gabrys should serve as a director based on his leadership while serving as a partner and senior manager of a global accounting and auditing firm, the breadth of his experience in auditing, finance and other areas of oversight while serving as a director of other significant corporations, and his subject matter expertise in finance, accounting, and Sarbanes‑Oxley compliance.
Eugene A. Miller.    Mr. Miller was elected as a director in January 2005. Mr. Miller has extensive knowledge and expertise in management, executive compensation and governance matters related to publicly-held companies. Mr. Miller is the retired Chairman and Chief Executive Officer of Comerica Incorporated and Comerica Bank, in which positions he served from 1993 to 2002. Mr. Miller held various positions of increasing responsibility at Comerica Incorporated and Comerica Bank (formerly The Detroit Bank) and rose to become Chairman, Chief Executive Officer and President of Comerica Incorporated (June 1993 through June 1999). He is also a director of DTE Energy Company since 1989 and Handleman Company since 2002. Mr. Miller holds a B.B.A. from the Detroit Institute of Technology.
In addition to his professional background and prior Company Board experience, the Board of Directors concluded that Mr. Miller should serve as a director based on the leadership qualities he developed from his experiences while serving as Chairman and Chief Executive Officer of Comerica, the scope of his experiences in executive compensation, risk management and corporate governance while serving as a member of the board of directors of other significant corporations, and his subject matter expertise in the areas of finance, executive management, and professional standards.
The Board of Directors and Committees
        Since June 2002, the Company has separated the roles of the Board Chairman and Chief Executive Officer. The Board believes that separating these roles offers distinct benefits to the Company, including curtailing the potential for conflict of interest and facilitating objective Board evaluation of the Company's management. Mr. Valenti has served as Board Chairman since 2002 and has been an independent director since November 2008.
        During 2011, the Board consisted of six directors and held 9 meetings and acted 4 times by unanimous written consent. The table below sets forth the meeting information for the four standing committees of the Board for 2011:

Name	Audit	Compensation	Governance & Nominating	Executive
David M. Wathen	—	—	—	Chairman
Marshall A. Cohen	X	X	Chairman	—
Richard M. Gabrys	Chairman	X	X	—
Eugene A. Miller	X	Chairman	X	—
Daniel P. Tredwell	—	—	—	X
Samuel Valenti III	X	X	X	X
Meetings	5	8	3	—
Action by Unanimous Written Consent	—	2	—	—
________________________________________
        The Company's Board of Directors currently consists of six directors, divided into three classes so that, each class will consist of one-third of the Company's directors. The members of each class serve for staggered, three year terms. Upon the expiration of the term of a class of directors, directors in that class may be asked to stand for re-election for a three year term at the Annual Meeting in the year in which their term expires. The table below sets forth the class in which each director serves:

Board of Directors	Class
Daniel P. Tredwell	Class III(1)
Samuel Valenti III	Class III(1)
David M. Wathen	Class I(2)
Marshall A. Cohen	Class I(2)
Richard M. Gabrys	Class II(3)
Eugene A. Miller	Class II(3)

(1)	Term expires at 2012 annual stockholder meeting.

(2)	Term expires at 2013 annual stockholder meeting.

(3)	Term expires at 2014 annual stockholder meeting.
        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the Company's directors.
        The Company's Board has determined, after considering all of the relevant facts and circumstances, that Messrs. Cohen, Gabrys, Miller and Valenti are "independent" from management in accordance with the NASDAQ listing standards and the Company's Corporate Governance Guidelines. To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and must meet the criteria for independence set forth in the Company's Corporate Governance Guidelines.
        During 2011, all current directors attended at least 75%, in aggregate, of the meetings of the Board of Directors and all committees of the Board on which they served. All of the current directors attended the Company's 2011 Annual Meeting of Shareholders, and all Directors are expected to attend all meetings, including the Annual Meeting. In addition to attending Board and committee meetings, directors fulfill their responsibilities by consulting with the President and Chief Executive Officer and other members of management on matters that affect the Company.
        Independent and non-management directors hold regularly scheduled executive sessions in which independent and non-management directors meet without the presence of management. These executive sessions generally occur around regularly scheduled meetings of the Board of Directors. For more information regarding the Company's Board of Directors and other corporate governance procedures, see “Corporate Governance.” For information on how you can communicate with the Company's non-management directors, see “Communicating with the Board.”
Audit Committee.    The Audit Committee is responsible for providing independent, objective oversight and review of the Company's auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of the Company's internal audit function. In addition, the Audit Committee is responsible for (1) selecting the Company's independent registered public accounting firm, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of the Company's financial statements, our independent registered public accounting firm's qualifications and independence, the performance of the company's independent registered public accounting firm, and the Company's internal audit function and compliance with relevant legal and regulatory requirements, (4) annually reviewing the Company's independent registered public accounting firm's report describing the auditing firm's internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (6) discussing earnings press releases and any financial information or earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately and periodically, with management, internal auditors and the independent registered public accounting firm, (9) reviewing with the independent auditor any audit problems or difficulties and management's response, (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (11) handling such other matters that are specifically delegated to the Audit Committee by applicable law or regulation or by the Board of Directors from time to time, and (12) reporting regularly to the full Board of Directors. See “Report of the Audit Committee.” The Audit Committee's charter is available on the Company's website, www.trimascorp.com, in the Corporate Governance subsection of the Investor page.
Each of the directors on the Audit Committee is financially literate. The Board of Directors has determined that each of Messrs. Miller and Gabrys qualifies as an “audit committee financial expert” within the meaning of SEC regulations and that each member on the Audit Committee has the accounting and related financial management expertise required by the NASDAQ listing standards and that each is “independent” from management in accordance with NASDAQ listing standards and the Company's Corporate Governance Guidelines.

Compensation Committee. The Compensation Committee is responsible for developing and maintaining the Company's compensation strategies and policies including, (1) reviewing and approving the Company's overall executive and director compensation philosophy and the executive and director compensation programs to support the Company's overall business strategy and objectives, (2) overseeing the management continuity and succession planning process (except as otherwise within the scope of the Corporate Governance and Nominating Committee) with respect to the Company's officers, and (3) preparing any report on executive compensation required by the applicable rules and regulations of the SEC and other regulatory bodies.
The Compensation Committee is responsible for monitoring and administering the Company's compensation and employee benefit plans and reviewing, among other things, base salary levels, incentive awards and bonus awards for officers and key executives, and such other matters that are specifically delegated to the Compensation Committee by applicable law or regulation, or by the Board of Directors from time to time. The Committee's charter reflects such responsibilities and is available on the Company's website, www.trimascorp.com, in the Corporate Governance section of the Investors page. The Committee last updated its charter on October 29, 2009.
See also “Compensation Discussion and Analysis - Role of the Compensation Committee.”
Executive Committee. The Executive Committee has the authority to exercise many of the functions of the full Board of Directors between meetings of the Board, however it excludes those matters which Delaware law or NASDAQ or SEC rules require to be within the purview of the Company's independent directors or which is otherwise in conflict with such laws or rules.
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for identifying and nominating individuals qualified to serve as Board members and recommending directors for each Board committee. Generally, the Corporate Governance and Nominating Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board.
In recommending candidates to the Board, the Corporate Governance and Nominating Committee reviews the experience, mix of skills and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The Corporate Governance and Nominating Committee does not have a formal policy with respect to diversity; however, the Board and the Governance and Nominating Committee believe that it is essential that the Board members represent diverse viewpoints. As required by NASDAQ, SEC or such other applicable regulatory requirements, a majority of the Board will be comprised of independent directors.
The Corporate Governance and Nominating Committee generally relies on multiple sources for identifying and evaluating nominees, including referrals from the Company's current directors and management. The Corporate Governance and Nominating Committee does not solicit director nominations, but will consider recommendations by shareholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary of the Company and are in accordance with the Company's by-laws. The Corporate Governance and Nominating Committee will evaluate nominees recommended by shareholders against the same criteria. The Company did not receive any nominations of directors by shareholders for the 2012 Annual Meeting.
The Corporate Governance and Nominating Committee is also responsible for recommending to the Board appropriate Corporate Governance Guidelines applicable to the Company and overseeing governance issues.
The Corporate Governance and Nominating Committee's charter is available on the Company's website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page.
Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is an employee of the Company. Messrs. Cohen, Gabrys, Miller and Valenti are the current members of the Company's Compensation Committee. See “Transactions with Related Persons” for a summary of related person transactions involving Heartland.
Terms of Office. The Board has not established term limits for the directors. The Corporate Governance Guidelines provide that a thoughtful evaluation of director performance is the appropriate method of balancing the Board's needs for continuity, insight, new perspectives, fresh ideas, and other factors.

Assessment of Board and Committee Performance. The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. The results of the Board and committee self-assessments are discussed with the Board and each Committee, respectively.

BOARD OF DIRECTORS RISK MANAGEMENT FUNCTIONS
       As part of its oversight function, the Board monitors how management operates the Company, in part via its committee structure. When granting authority to management, approving strategies and receiving management reports, the Board considers, among other things, the risks and vulnerabilities the Company faces. The Audit Committee considers risk issues associated with the Company's overall financial reporting, disclosure process and legal compliance, as well as reviewing policies on risk control assessment and accounting risk exposure. In addition to its regularly scheduled meetings, the Audit Committee meets with the Vice President, Corporate Audit, and the independent registered public accounting firm in executive sessions at least quarterly, and with the General Counsel and Chief Compliance Officer as determined from time to time by the Audit Committee. Each of the Compensation Committee and the Governance and Nominating Committee considers risk issues associated with the substantive matters addressed by the committee.
Director Compensation
The Compensation Committee is responsible for reviewing director compensation and making recommendations to the Board, as appropriate. The Compensation Committee and Board believe that directors should receive a mix of cash and equity over their tenure. The combination of cash and equity compensation is intended to provide incentives for directors to continue to serve on the Board of Directors and to attract new directors with outstanding qualifications. Directors who are not independent do not receive any compensation for serving on the Board or any committees thereof. Directors may make an annual election to defer receipt of Board compensation, provided the election is made prior to the fiscal year in which the deferral is effective.
Annual Cash Retainer and Meeting Fees. In 2011, each independent director, other than the Chairman, received an annual retainer based on $75,000 per year through August 1, 2011, which retainer was increased to $100,000 per year as of August 1, 2011; and a meeting fee of $1,000 for each Board or committee meeting attended. The Chairman of the Board received an annual retainer of $200,000 per year through August 1, 2011, which retainer was increased to $225,000 per year as of August 1, 2011, and received an attendance fee of $1,000 for each Board and committee meeting taking place on or after August 1, 2011. The chairman of each of the Audit, Compensation and Corporate Governance and Nominating Committees received an additional annual retainer in the amounts of $15,000, $10,000 and $5,000, respectively.
Two of the four independent directors elected to defer receipt of all or part of their Board compensation in 2011. For 2012, two of four independent directors elected to defer receipt of all or part of their Board compensation.
Equity Compensation. In 2011 the Board determined that future grants of equity to directors would be made by issuing restricted stock.
On August 5, 2011, the Board approved the issuance of restricted shares to each of the independent directors, with a fair market grant date value of $100,000 and subject to a one-year vesting period. As part of the independent director's per annum compensation package, the Board also approved, on August 5, 2011, the issuance of subsequent annual grants on each March 1st, commencing in 2012, to each of the independent directors of restricted shares with a fair market grant date value of $100,000, with each grant subject to a one-year vesting period.
Director Stock Ownership. We have established stock ownership guidelines for independent directors to more closely tie their interests to those of shareholders. Under these guidelines, directors are required to own, within five years after initial election to the Board (but not tolling prior to the Company's May 17, 2007 initial public offering, and thus not applicable to any of the independent directors until May 17, 2012) shares of Company stock having a value equal to three times their annual cash retainer. Common stock, time-based restricted stock and vested in the money options held by an independent director are counted toward fulfillment of this ownership requirement.
Indemnification. The Company has entered into indemnification agreements with each of its directors. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.
Other. The Company reimburses all directors for expenses incurred in attending Board and committee meetings. The Company does not provide any perquisites to directors.

Director Compensation Table

Name	2011 Fees Earned or Paid in Cash ($)	2011 Stock Awards ($) (3)	Total ($)
Samuel Valenti III	220,400	100,000	320,400
David M. Wathen (1)	—	—	—
Marshall A. Cohen (2)	112,400	100,000	212,400
Richard M. Gabrys	119,400	100,000	219,400
Eugene A. Miller (2)	117,400	100,000	217,400
Daniel P. Tredwell (1)	—	—	—
________________________________________

(1)	Messrs. Tredwell and Wathen did not receive any compensation for their services as directors.

(2)	Messrs. Cohen and Miller elected to defer 100% and 50%, respectively, of their 2011 fees earned as permitted under the 2006 Long Term Equity Incentive Plan.

(3)
Messrs. Valenti, Cohen, Gabrys and Miller each received 4,848 restricted stock awards effective on August 5, 2011. These awards were granted under the Company's 2006 Long Term Equity Incentive Plan and vest one year from date of grant so long as their director status does not terminate prior to the vesting date.

Corporate Governance
The Board of Directors has adopted Corporate Governance Guidelines, a copy of which can be found at the Company's website, www.trimascorp.com, in the Corporate Governance subsection of the Investors page. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Corporate Governance and Nominating Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.
Code of Conduct. Effective January 1, 2012, the Board adopted a revised Code of Conduct that applies to all directors and all employees, including the Company's principal executive officer, principal financial officer, and other persons performing similar executive management functions. The Code of Conduct is posted on the Company's website in the Corporate Governance section. All amendments to the Company's Code of Conduct, if any, will be also posted on the Company's internet website, along with all waivers, if any, of the Code of Conduct involving senior officers.
The Company has filed with the SEC, as exhibits to its Quarterly Reports on Form10-Q for the quarters ended March 31, June 30 and September 30, 2011, respectively, and its Annual Report on Form 10-K for the year ended December 31, 2011, Certifications Pursuant to 18 U.S.C. Section 1350, as adopted Pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.
A copy of the Company's committee charters, Corporate Governance Guidelines and Code of Conduct will be sent to any shareholder, without charge, upon written request sent to the Company's executive offices: TriMas Corporation, Attention: Vice President, General Counsel and Corporate Secretary, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.

Communicating with the Board
Any shareholder or interested party who desires to communicate with the Board or any specific director, including the Chairman, non-management directors, or committee members, may write to: TriMas Corporation, Attention: Board of Directors, 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304.
Depending on the subject matter of the communication, management will:

•	forward the communication to the director or directors to whom it is addressed (matters addressed to the Chairman of the Audit Committee will be forwarded unopened directly to the Chairman);

•
attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g., the communication is a request for information about the Company or is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
To submit concerns regarding accounting matters, shareholders and other interested persons may also call the Company's toll free, confidential hotline number published at www.trimascorp.com in the Corporate Governance subsection of the Investors page, in the document entitled Code of Conduct. Employees may express such concerns on a confidential and anonymous basis.
Communications made through the confidential hotline number are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company's financial statements. The Company's compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, the performance of the Company's internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee manages the Company's relationship with the independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding as determined by the Audit Committee from the Company for such advice and assistance.
The Company's management is primarily responsible for the Company's internal control and financial reporting process. The Company's independent registered public accounting firm, KPMG, is responsible for performing an independent audit of the Company's consolidated financial statements and issuing opinions on the conformity of reporting those audited financial statements with United States generally accepted accounting principles and the effectiveness of the Company's internal control over financial reporting. The Audit Committee monitors the Company's financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:
        1.     The Audit Committee has reviewed the audited financial statements for the fiscal year ended December 31, 2011 with the Company's management;
        2.     The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards ("SAS") No. 114 (formerly SAS 61), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T;
        3.     The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees"), as adopted by the PCAOB in rule 3600T, and has discussed with the independent registered public accounting firm its independence; and
        4.     Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

The Audit Committee Richard M. Gabrys, Chairman Eugene A. Miller Marshall Cohen Samuel Valenti III

PROPOSAL 2— RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.
The Audit Committee of the Board has appointed KPMG as the independent registered public accounting firm to audit the Company's consolidated financial statement for the fiscal year ending December 31, 2012. During fiscal year 2011, KPMG served as the Company's independent registered public accounting firm and also provided certain other audit related services. KPMG has audited the Company's consolidated financial statements annually since the fiscal year ended December 31, 2003. Representatives of KPMG are expected to attend the 2012 Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, make a statement.

The appointment of KPMG as the independent registered public accounting firm for the Company is being presented to the shareholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and voting on the matter, provided that a quorum of at least a majority of the outstanding shares are represented at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker's discretion. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the proposal. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of KPMG as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012, unless specified otherwise.
Fees Paid to Independent Auditor
       The following table presents fees billed by KPMG for professional audit services rendered related to the audits of the Company's annual financial statements for the years ended December 31, 2011 and 2010, and fees for other services rendered by KPMG during those periods.

	2011 ($)	2010 ($)
Audit Fees	1,733,000	1,614,500
Audit-related Fees	324,000	304,100
Tax Fees	46,000	20,200
All Other Fees	—	—
Total	2,103,000	1,938,800
Audit and Audit-Related Fees
Integrated audit fees billed for services rendered in connection with the audit of the Company's annual financial statements and the effectiveness of the Company's financial controls over financial reporting were $1.7 million for 2011 and $1.6 million for 2010. In 2011, audit-related fees of $0.3 million were incurred primarily related to comfort letter procedures performed in connection with the Company's registration statement filings and related to due diligence procedures performed on potential Company acquisition targets. In 2010, audit-related fees of $0.3 million were incurred primarily related to comfort letter procedures performed in connection with the Company's registration statement filings.
Tax Fees
Except for the amounts disclosed above, there were no tax fees billed by KPMG during 2011 and 2010, as the Company has retained another firm to provide tax advice.
The Audit Committee has determined that the rendering of all non-audit services by KPMG is compatible with maintaining such auditor independence.
We have been advised by KPMG that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accounting firm.
On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All of the services provided by our independent auditor in 2011 and 2010, including services related to audit, audit-related fees, tax fees and all other fees described above, were approved by the Audit Committee under its pre-approval policies.
The Audit Committee's policies permit the Company's independent accountants, KPMG, to provide audit-related services, tax services and non-audit services to the Company, subject to the following conditions:
(1)    KPMG will not be engaged to provide any services that may compromise its independence under applicable laws and regulations, including rules and regulations of the Securities and Exchange Commission and the Public Company Accounting Oversight Board;
(2)    KPMG and the Company will enter into engagement letters authorizing the specific audit-related services or non-audit services and setting forth the cost of such services;
(3)    The Company is authorized, without additional Audit Committee approval, to engage KPMG to provide (a) audit-related and tax services, including due diligence and tax planning related to acquisitions where KPMG does not audit the target company, to the extent that the cost of such engagement does not exceed $250,000, (b) due diligence and tax planning related to acquisitions where KPMG audits the target company, to the extent the cost of such engagement does not exceed $20,000, and (c) services not otherwise covered by (a) or (b) above to the extent the cost of such engagements does not exceed $150,000; provided, however, that the aggregate amount of all such engagements under (a), (b) and (c) may not exceed $350,000 in any calendar quarter; and
(4)    The Chairman of the Audit Committee will be promptly notified of each engagement, and the Audit Committee will be updated quarterly on all engagements, including fees.

Security Ownership of Certain Beneficial Owners and Management
and Related Shareholder Matters
       The following table sets forth information with respect to the beneficial ownership of the Company's common stock as of the Record Date by:

•	each person known by us to beneficially own more than 5% of the Company's common stock;

•	each of the Company's Directors and Director nominees;

•	each of the Named Executive Officers ("NEOs"); and

•	all of the Company's Directors and NEOs as a group.
The percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares, (i) voting power, which includes the power to vote or to direct the voting of the security, (ii) investment power, which includes the power to dispose of or to direct the disposition of the security, or (iii) rights to acquire voting stock that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of the Record Date. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. As of the Record Date, the Company had 35,177,409 shares outstanding and 806,686 shares that are deemed “beneficially owned” under the SEC rules described above.

	Shares Beneficially Owned
Name and Beneficial Owner	Number	Percentage
Heartland Industrial Associates, L.L.C.(1)(2)	5,404,972	—%
177 Broad Street, Stamford, CT 06901
Lord Abbett & Co. LLC(3)	4,318,501	—%
90 Hudson Street, Jersey City, NJ 07302
William Blair & Company, L.L.C.	4,152,480	—%
222 West Adams Street, Chicago, IL 60606
FMR LLC(4)	2,646,630	—%
82 Devonshire Street, Boston, Massachusetts 02109
First Manhattan Co.	1,826,470	—%
437 Madison Avenue, New York, NY 10022
Lynn A. Brooks(5)(7)	117,968	—%
Marshall A. Cohen(5)(7)	34,958	—%
Richard M. Gabrys(5)(7)	35,958	—%
Eugene A. Miller(5)(7)	54,770	—%
Joshua A. Sherbin(5)(7)	107,990	—%
Daniel P. Tredwell(2)	5,404,972	—%
Samuel Valenti III(5)(6)(7)	233,958	—%
David M. Wathen(5)(7)	433,941	—%
Robert J. Zalupski(5)(7)	72,226	—%
A. Mark Zeffiro(5)(7)	61,246	—%
All NEOs and directors as a group (10 persons)(2)(5)(6)(7)	6,299,272	—%
________________________________________

(1)
These shares of common stock are beneficially owned indirectly by Heartland Industrial Associates, L.L.C. as the general partner of each of the limited partnerships, which hold shares of common stock directly. These limited liability companies and limited partnership hold common stock as follows: 2,768,136 shares are held by TriMas Investment Fund I, L.L.C. (“TIF I”); 2,243,827 shares are held by Metaldyne Investment Fund I, L.L.C. (“MIF I”); 314,785 shares are held by HIP Side-by-Side Partners, L.P.; 45,272 shares are held by TriMas Investment Fund II, L.L.C.; and 32,952 shares are held by Metaldyne Investment Fund II, L.L.C. In addition, by reason of the Shareholders Agreement summarized under “Transactions with Related Persons-Shareholders Agreement,” Heartland Industrial Associates, L.L.C., and Heartland Industrial Partners, L.P., as the managing member of TIF I, MIF I, may be deemed to share beneficial ownership of shares of common stock held by other shareholders party to the Shareholders Agreement and may be considered to be a member of a “group,” as such term is used under Section 13(d) under the Exchange Act.

(2)
All shares are beneficially owned as disclosed in footnote (1). Mr. Tredwell is the Managing Member of Heartland Industrial Associates, L.L.C., but disclaims beneficial ownership of such shares. The business address for Mr. Tredwell is 177 Broad Street, Stamford, CT 06901.

(3)
These shares of common stock are beneficially owned indirectly by Lord Abbett & Co. LLC as follows: 2,584,400 shares are held by Lord Abbett & Co LLC and 1,734,101 shares are held by Lord Abbett Research Fund Inc. The shares beneficially owned by Lord Abbett & Co. LLC are held on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients.

(4)
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 14, 2012 by FMR LLC. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,646,630 shares of the Common Stock outstanding of TriMas as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these shares. The principal place of business for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(5)
For Messrs. Brooks, Cohen, Gabrys, Miller, Sherbin, Valenti, Wathen and Zalupski, the number set forth in the table includes options to purchase 48,333, 26,000, 25,000, 26,000, 55,000, 200,000, 66,667 and 37,334 shares, respectively, granted under the Company's 2002 and 2006 Long Term Equity Incentive Plans, that are currently exercisable or will be per the SEC's beneficial ownership rules; for Mr. Wathen, the number set forth in the table includes 8,333 restricted stock units awarded under the 2006 Long Term Equity Incentive Plan as earned in his employment agreement; and for Messrs. Brooks, Cohen, Gabrys, Miller, Sherbin, Valenti, Wathen, Zalupski and Zeffiro, the number set forth in the table includes 5,979, 8,958, 8,958, 8,958, 11,911, 8,958, 40,756, 4,892 and 16,329 restricted shares of common stock, respectively, awarded under the 2006 Long Term Equity Incentive Plan.

(6)	Entities affiliated with Mr. Valenti are members of Heartland Additional Commitment Fund, LLC which is a limited partner of Heartland.

(7)
Except for Mr. Wathen, each director, nominee director and named executive officer, owns less than one percent of the outstanding shares of the Company's common stock and securities authorized for issuance under equity compensation plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, officers and 10% shareholders (if any) to file reports of ownership and changes in ownership with respect to our securities with the SEC and to furnish copies of these reports to us. We reviewed the filed reports and written representations from our directors, executive officers and greater than 10% shareholders regarding the necessity of filing reports. With the exception of the late filing related to the reports on Form 4 dated for March 1, 2011 for each of Messrs. Wathen, Zeffiro, Sherbin and Zalupski, we believe that all of our officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements for 2011 with respect to the Company.
Executive Officers
        Officers of the Company serve at the pleasure of the Board.

Name	Age	Title
David M. Wathen	59	Director, President and Chief Executive Officer
A. Mark Zeffiro	46	Chief Financial Officer
Thomas M. Benson	56	President - Cequent Performance Products
Lynn A. Brooks	58	President - Packaging Systems
Joshua A. Sherbin	49	Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Robert J. Zalupski	53	Vice President Finance, Corporate Development and Treasurer

David M Wathen. Business experience provided under “Director and Director Nominees.”

A. Mark Zeffiro. Mr. Zeffiro was appointed Chief Financial Officer of the Company in June 2008. Prior to joining the Company, Mr. Zeffiro held various financial management and business positions with General Electric Company (“GE”) and Black and Decker Corporation (“Black & Decker”). From 2004, during Mr. Zeffiro's four-year tenure with Black & Decker, he was Vice President of Finance for the Global Consumer Product Group and Latin America. In addition, Mr. Zeffiro was directly responsible for and functioned as general manager of Black and Decker's factory store business unit, a $50 million business comprising 38 factory stores and 500 personnel. From 2003 to 2004, Mr. Zeffiro was Chief Financial Officer of First Quality Enterprises, a private company producing consumer products for the health care market globally, where he led all financial activities, including funding, banking and audit. From 1988 through 2002 he held a series of operational and financial leadership positions with GE, the most recent of which was Chief Financial Officer of their medical imaging manufacturing division.

Thomas M. Benson. Mr. Benson has been President of the Company's Cequent Performance Products, Inc. subsidiary since 2008. Prior to his appointment in 2005 as President of Cequent Towing Products, Inc., Mr. Benson held various management positions within the Cequent business, including President of Draw-Tite, Inc. Before joining the Company in 1984, Mr. Benson held the position of Manager Warranty Systems at Ford Motor Company from 1978 to 1984.

Lynn A. Brooks. Mr. Brooks has been President of the Packaging Systems business since July 1996. He joined Rieke Corporation, today part of the Packaging Systems business, in May 1978. Prior to his current position, his responsibilities at Rieke included Assistant Controller, Corporate Controller, and Vice President-General Manager. Before joining Rieke, he served with Ernst & Young in the Toledo, Ohio and Fort Wayne, Indiana offices.

Joshua A. Sherbin. Mr. Sherbin was appointed the Company's General Counsel and Corporate Secretary in March 2005, and Vice President and Chief Compliance Officer in May 2008, prior to which he was employed as the North American Corporate Counsel and Corporate Secretary for Valeo, a diversified Tier 1 international automotive supplier headquartered in Europe. Prior to joining Valeo in 1997, Mr. Sherbin was Senior Counsel, Assistant Corporate Secretary for Kelly Services, Inc., an employment staffing company, from 1995 to 1997. From 1988 until 1995, he was an associate with the law firm Butzel Long in its general business practice.

Robert J. Zalupski. Mr. Zalupski was appointed the Company's Vice President, Finance and Treasurer in January 2003 and assumed responsibility for Corporate Development in March 2010. He joined the Company as Director of Finance and Treasury in July 2002, prior to which he worked in the Detroit office of Arthur Andersen. From August 1996 through November 2001, Mr. Zalupski was a partner in the audit and business advisory services practice of Arthur Andersen providing audit, business consulting, and risk management services to both public and privately held companies in the manufacturing, defense and automotive industries. Prior to August 1996, Mr. Zalupski held various positions of increasing responsibility within the audit practice of Arthur Andersen serving public and privately held clients in a variety of industries.

TRANSACTIONS WITH RELATED PERSONS

Policy for Review, Approval or Ratification of Transactions with Related Parties

Pursuant to its written charter, the Audit Committee is responsible for reviewing reports and disclosures of insider and affiliated party transactions and monitoring compliance with the Company's written Code of Conduct, which requires employees to disclose in writing any outside activities, financial interests, relationships or other situations that do or may involve a conflict of interest or that present the appearance of impropriety.
Pursuant to the written charter of the Corporate Governance and Nominating Committee and the written Corporate Governance Guidelines, members of the Board of Directors must properly notify the President and Chief Executive Officer and the Chairman of the Corporate Governance and Nominating Committee if any actual or potential conflict of interest arises between the Company and such member. After notification, the Board of Directors will evaluate and resolve the matter in the best interest of the Company upon recommendation of the Corporate Governance and Nominating Committee.
It is also the Company's unwritten policy, which policy is not otherwise evidenced, that the Audit Committee review and approve all transactions (other than those that are de minimis in nature) in which the Company participates and in which any related person has or will have a direct or indirect material interest. In reviewing and approving such transactions, the Audit Committee obtains all information it believes to be relevant to a review and approval of the transaction. After consideration of the relevant information, the Audit Committee approves only those related person transactions that are determined not to be inconsistent with the best interests of the Company.
In addition, the Company's credit facility and the indenture governing the Company's senior subordinated notes contain covenants that restrict the Company's ability to engage in transactions that are at prices and on terms and conditions not less favorable to the Company than could be obtained at an arm's-length basis from unrelated parties. Such covenants influence the Company's policy for review, approval and ratification of transactions with related parties.

Heartland Industrial Partners
Initial Public Offering
On May 17, 2007, the Company completed an initial public offering which benefited all of the Company's pre-offering shareholders, and its officers and directors due principally to the creation of a public market for the Company's common stock. Upon the consummation of the offering, Heartland retained control of approximately 45.2% of the Company's voting stock. Disclosure of Heartland's ownership is described under “Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters.”
Shareholders Agreement
Heartland and other investors are parties to a shareholders agreement regarding their ownership of the Company's common stock (the “Shareholders Agreement”). The Shareholders Agreement provides Heartland and the other parties to it with certain registration rights under the Securities Act of 1933, as amended. There are no arrangements or understandings between any of the Company's directors on the one hand and Heartland on the other hand pursuant to which a director was selected.
Advisory Services Agreement
The Company and Heartland are party to an advisory services agreement, pursuant to which Heartland is reimbursed for certain of its expenses and may continue to earn a fee not to exceed 1.0% of the transaction value for services provided in connection with certain future financings, acquisitions and divestitures by the Company, in each case subject to the approval of the disinterested members of the Company's Board of Directors. Heartland did not charge the Company any fees related to transaction services in 2010 or 2011.
Management Rights Agreement
The Company has entered into an agreement with Heartland granting certain rights to consult with management and receive information about the Company and to consult with the Company on significant matters so long as Heartland continues to own any of the Company's securities. Heartland has the right to attend Board meetings as an observer even if they no longer have the right to designate one or more members of the Board. Heartland must maintain the confidentiality of any material non-public information it receives in connection with the foregoing rights. Heartland will not be paid any fees or receive any compensation or expense reimbursement pursuant to this agreement.
Relationships with Heartland
The managing general partner of Heartland is Heartland Industrial Associates, L.L.C. One of the Company's directors, Mr. Tredwell, is the managing member of Heartland Industrial Partners, L.L.C. Mr. Valenti, the Company's Chairman, is a former advisor to Heartland and is affiliated with entities that are members of a limited liability company that owns a limited partnership interest in Heartland. Heartland has informed the Company that its limited partners include many financial institutions, private and government employee pension funds and corporations. The Company may, in the ordinary course of business, have on a normal, customary and arm's length basis, relationships with certain of Heartland's limited partners, including banking, insurance and other relations.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis Overview

Introduction
This Compensation Discussion & Analysis (“CD&A”) describes the executive compensation programs in place at the Company for 2011 and key elements of the program for 2012. Your understanding of our executive compensation program is important to the Company. The goal of this CD&A is to explain:

•	Our compensation philosophy for executives of the Company including our NEOs;

•	The respective roles of our Compensation Committee and management in the executive compensation process;

•	The key components of our executive compensation program; and

•	How the decisions we make in the compensation process align with our compensation philosophy.
Throughout this CD&A, TriMas' Named Executive Officers or NEOs means:

(1)	President and Chief Executive Officer - David M. Wathen ("President and CEO");

(2)	Chief Financial Officer - A. Mark Zeffiro ("CFO");

(3)	Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary - Joshua A. Sherbin ("General Counsel");

(4)	President - Packaging Systems - Lynn A. Brooks ("President - Packaging Systems"); and

(5)	Vice President Finance, Corporate Development and Treasurer - Robert J. Zalupski ("Vice President - Finance").

2011 EXECUTIVE SUMMARY
Philosophy and Goals of Executive Compensation Program
Our executive compensation philosophy is to employ programs that attract and retain key leaders, deliver pay that varies appropriately with the actual performance results achieved, and motivate executives to continuously strive to improve both our short-term and long-term financial and operating positions. Our goal is to align our executives' interests with those of our shareholders, and encourage our executives to make decisions that will increase shareholder value over the longer-term. The Company attempts to achieve its policies and philosophies by establishing performance objectives for its executive officers and by linking compensation to financial performance goals.

2011 Financial Highlights
In 2011, we reported record net sales of $1.084 billion, an increase of 20% compared to 2010, with sales growth in all six segments. During 2011, the management team continued to make significant progress on our strategic initiatives, as highlighted in the specific accomplishments detailed below:

•	Improved both 2011 income and diluted earnings per share from continuing operations by approximately 30% compared to 2010;

•	Increased sales due to new product introductions, market share gains and geographic expansion;

•	Sold the precision cutting tool and specialty fittings lines of businesses to continue to refine the business portfolio to support strategic imperatives and drive the highest return for shareholders;

•	Refinanced our U.S. credit facilities and amended our accounts receivable facility to reduce interest costs, extend maturities and improve financial and operational flexibility;

•	Managed operating working capital as a percentage of sales to below 13%, despite 20% growth in net sales;

•	Generated 2011 Free Cash Flow, defined as cash flows from operating activities less capital expenditures, of $63 million;

•	Reduced total indebtedness, net of cash, from $448.3 million as of December 31, 2010, to $381.0 million as of December 31, 2011; and

•	Ended the year with record levels of available liquidity.

In addition, we continued to make strategic investments in our business segments, including the completion of three bolt-on acquisitions which enhanced our growth opportunities through expansion of the product portfolio, customer base and geographic reach. The management team also continued to drive productivity and lean initiatives across the organization. The savings realized from these actions enabled us to maintain or improve margins, to offset inflationary cost increases and to fund growth initiatives.

The significant accomplishments mentioned above led to a strong performance in 2011 and continued to build upon the foundation for long term growth and earnings expansion.

Summary of Compensation Decisions and Outcomes for 2011
The key decisions of the Compensation Committee (the "Committee") made during 2011 are recapped below and discussed in greater detail in the remainder of this CD&A.

•	Base salary adjustments: The Committee approved modest base salary adjustments for our NEOs that ranged from 1.2% to 3%, to recognize individual performance and general market movement.

•	2011 Short Term Incentive Program

◦	Company-wide:
The Committee approved changes to the Company-wide Incentive Compensation Plan ("ICP") for 2011 in which the President and CEO, CFO, General Counsel, and Vice President - Finance participate to continue the focus on metrics that align our program with the creation of value for shareholders. Return on Average Invested Capital and the Non-Financial Objectives were eliminated as performance measures, which allowed for greater focus on Sales and Profitability, Earnings Per Share and Cash Flow. The Committee approved increases to the 2011 target awards for Messrs. Wathen (110% to 112.5% of base) and Zeffiro (70% to 72.5% of base) to further increase the focus on performance-based pay. The target percentage for the General Counsel and Vice President - Finance remained the same.

Based on the Company-wide 2011 performance, the ICP attainment was 185% of target which is being paid in 2012. Amounts earned varied by metric from a low of 125% of target to a maximum of 250% of target based on performance results achieved.

◦	Packaging Systems:
The Committee approved changes to the metrics applied to Packaging Systems for the 2011 ICP. The changes which impact the bonus calculation for the President - Packaging Systems included the elimination of Inventory Turnover and Non-Financial Objectives as performance measures and greater emphasis on the Cash Flow, Productivity and New Products/Product Growth metrics to align with the Company's commitment to delever and focus on improving productivity and sales growth. The target bonus award percentage remained the same for the President - Packaging Systems.

Based on the Packaging Systems 2011 performance, the ICP attainment was 75% of target, which is being paid in 2012. Amounts earned varied by metric from a low of 0% of target to a maximum of 150% of target based on performance results achieved.

◦
Amounts earned by the NEOs (and certain other plan participants) are paid 80% in cash, with the remaining 20% paid in TriMas restricted stock that vests on the one year anniversary of grant date. This program feature promotes retention as well as the alignment of executives' interests with those of our shareholders.

•	2011 Performance-Based Equity

◦
The Committee granted equity awards to our President and CEO, CFO, General Counsel, and Vice President - Finance that are 100% performance based and vest in varying proportion only if TriMas achieves certain earnings per share ("EPS") and stock price targets on or before September 30, 2013. The awards were granted in recognition of their leadership and role within the Company and support our objective of linking executive rewards to performance.

Results and Role of Shareholder Say-on-Pay Vote
At the Annual Meeting of Shareholders held on May 10, 2011, approximately 99.2% of the shareholders who voted on the “say-on-pay” proposal approved the compensation of our named executive officers. In view of this vote outcome and upon evaluation of the existing compensation program, the Committee decisions in 2011 were consistent with the overall philosophy and structure of the program.
At the 2011 Annual Meeting of Shareholders, a majority of the shareholders who voted on the frequency of the “say-on-pay” vote approved an advisory vote on the Company's executive compensation every three years. In alignment with the shareholder vote, we will hold advisory votes on the Company's NEO compensation in 2014 and again in 2017, at which time we will also hold the next required vote on the frequency of the shareholder vote on executive compensation.

Approval of the 2011 Omnibus Incentive Compensation Plan

At the May 10, 2011 Annual Meeting of Shareholders, the shareholders approved the 2011 Omnibus Incentive Compensation Plan. The plan provides for the award to directors, officers, employees, and other service providers of the Company of restricted stock, restricted stock units, options to purchase stock, stock appreciation rights, unrestricted stock and other awards to acquire up to an aggregate of 850,000 shares of common stock.  The purpose of the 2011 Plan is to enhance the ability of the Company to attract and retain highly qualified directors, officers, key employees and other persons and to motivate them to serve the Company and to improve the business results and earnings of the Company by providing the opportunity to them to acquire or increase a direct equity interest in the operations and future success of the Company.

DETAILED PROGRAM DESCRIPTIONS
Overview of Key Program Elements
Our Committee works closely with the Company's leadership team to refine our compensation programs, to clearly articulate its objectives to our executives and to emphasize our focus on performance-based compensation whereby executives are rewarded for results that create shareholder value.
Compensation that is performance-based (as opposed to fixed) increases as an executive's responsibility increases. The Committee believes that the portion of an officer's total compensation that is dependent on performance results achieved should increase commensurate with position level and accountability.
The main elements of our compensation structure and how each supports our compensation philosophy are summarized below:

Principal Compensation Elements
Element	Description	Performance Consideration	Primary Objective
Base Salary	Fixed cash payment	Based on level of responsibility, experience, knowledge, and individual performance	Attract and retain
Short Term ICP	Short-term incentive, cash and equity payment (20% of award paid in restricted stock, subject to one year vest)	Measured by corporate and business unit performance oriented towards short-term financial goals	Promote achievement of short-term financial goals aligned with shareholder interests, as well as retention due to the 1 year vesting requirement
Long Term Incentive Plan	Equity based awards includes stock options, restricted shares, and performance share units (note that not all types of awards are granted every year)	Creation of shareholder value and realization of medium and long-term financial and strategic goals	Create alignment with shareholder interests; promote achievement of longer-term financial and strategic objectives
Retirement and Welfare Benefits	Retirement plans, health and insurance benefits	Indirect - executive must remain employed to be eligible for retirement and welfare benefits	Attract and retain
Perquisites - Flexible Cash Allowance and Executive Physicals	Fixed cash payment and executive physicals	Indirect - executive must remain employed to be eligible	Attract and retain

Role of the Compensation Committee
The Board designed governance process expressly delegates to the Committee the responsibility to determine and approve the President and CEO's compensation, as well as to make all decisions regarding compensation for the other NEOs.
The Committee is composed entirely of independent directors, none of whom derives a personal benefit from the compensation decisions the Committee makes. Although the Committee does have responsibility for Board compensation matters, all such decisions are subject to full Board approval. The Board and Committee recognize the importance of executive compensation decisions to the management and shareholders of the Company.
The role of the Committee is to oversee compensation and benefit plans and policies, review and approve equity grants and administer share-based plans, and review and approve annually all compensation decisions relating to the Company's directors (which decisions are subject to Board approval) and executive officers, including the President and CEO and other NEOs.
Input from Management
Certain senior executives provide information used by the Committee in the compensation decision-making process. Specifically, our President and CEO provides input to the Committee regarding corporate and business unit performance goals and results. He also reviews with the Committee the performance of the executive officers who report directly to him, and makes recommendations to the Committee regarding their compensation. Our CFO also provides input and analysis regarding financial and operating results. Our Vice President, Human Resources regularly works with the Committee Chair to prepare materials for Committee discussions and presents management's recommendations regarding program changes.
The Committee carefully considers management's input, but is not bound by their recommendations in making its final pay program decisions.
Independent Compensation Consultant
The Committee has retained an outside consulting firm to advise the Committee on various executive and director compensation matters. For fiscal year 2011, the Committee engaged Meridian Compensation Partners, LLC ("Meridian").
Meridian reports directly to the Committee. Use of an outside consultant is an important component of the TriMas compensation setting process, as it enables the Committee to make informed decisions based on market data and best practices. Representatives from Meridian attend Committee meetings, meet with Committee members in executive session and consult with the members as required to provide input with regard to the President and CEO's compensation based on the Committee's assessment of his performance.
Meridian has no affiliations with any of the NEOs or members of the Board other than in its role as an outside consultant. Meridian does not provide any other services to the Company. All work performed by Meridian, whether with the Committee directly or with management at the direction of the Committee, requires pre-approval by the Chair of the Committee.
During 2011, Meridian's consulting related primarily to the Company's compensation analysis for the NEOs and Board, as well as the development of the annual long-term equity compensation plan, providing advice on market trends in executive compensation practices and providing peer group and market information to enable the Committee to confirm the Company's executive compensation is commensurate and competitive with the executive officers' responsibilities. During 2011, the Company paid Meridian approximately $209,000 for advising the Committee on executive and director compensation matters.

The Role of Compensation Benchmarking and Peer Group Assessment

The Committee believes that reviewing market benchmark pay data is an important element in ensuring that the overall executive compensation program remains competitive. However, the Committee does not rigidly rely only on market data in making pay decisions; it considers such other factors as overall Company performance, general business conditions and the goals of retaining and motivating leadership talent.
In 2011, the Committee reviewed and affirmed the same benchmarking peer group utilized in the previous year.

The peer group includes companies in the same or similar Global Industry Classification Standard categories as TriMas, and that are roughly comparable to the Company in size (generally, their 2010 revenues ranged from one third of to three times TriMas' 2010 revenues). This group also includes companies against which TriMas competes for customers, market share and talent.
The Committee used the peer group to benchmark pay for the Company's NEOs. Data from this analysis was used to make pay decisions for 2011 and to support pay decisions made for 2012. No changes occurred in the peer group during 2011 and the following 24 companies comprise the Committee's peer group:

Actuant Corporation	Gardner Denver	Robbins & Meyers
Ametek, Inc.	GenCorp. Inc.	Roper Industries Inc.
Aptar	Graco, Inc.	Silgan Holdings
Carlisle Companies	Greif, Inc.	Stoneridge Inc.
Crane Co.	IDEX	Teleflex Inc.
Donaldson Company	Kaydon Corporation	Thor
Drew Industries	Kennametal	Transdigm Group
EnPro	Lufkin Industries	Winnebago Industries
The Committee plans to review the peer group periodically to ensure it remains suitable for benchmarking purposes. The Committee anticipates that changes in the group will occur from time to time based on the evolution of the Company's business strategy, the business mix of the peer companies and the availability of comparative data.
In general, the Committee's objective is to set target compensation levels at market median with an opportunity to earn above market awards when shareholders have received above market returns. However, the Committee recognizes that it may occasionally need to set and pay target compensation above this range depending on the circumstances (for example, to address specific individual hiring or retention issues). In determining the compensation components for each NEO for 2011, the Committee generally focused on market values at the size adjusted median. It also subjectively considered other factors in its decision process including individual performance, Company performance, experience and incremental cost. Specific positioning against the market is described in the following paragraphs in greater detail for each component of pay.

Compensation Components
Description of the material elements of the Company's executive compensation program, the purpose for each and decisions made regarding each element are provided in the following paragraphs.
Base Salary. Base salaries for the Company's NEOs are established based on the scope of their responsibilities, prior relevant background, training and competitive market pay levels. The Committee believes that executive base salaries should generally be competitive with the size-adjusted median salaries for executives in comparable positions at the benchmark peer group. We believe that providing competitive salaries is key to its ability to successfully attract and retain talented executives.
Each year, the Committee considers whether to grant merit increases and/or market-based adjustments to TriMas' NEOs. In so doing, it considers several factors such as individual responsibilities, Company and individual performance, experience and alignment with market levels.
Based on the foregoing considerations, the Committee approved the following salary adjustments for 2011 for our NEOs:

NEO	Base Salary as of January 1, 2011	Base Salary Rate effective July 2, 2011	% Increase
President and CEO	$691,875	$700,000	1.2%
CFO	400,000	410,000	2.5%
General Counsel	370,000	381,100	3.0%
President - Packaging Systems(1)	430,500	442,500	2.8%
Vice President - Finance	265,225	273,200	3.0%

(1)President, Packaging Systems: Salary level includes a supplemental allowance of $33,000 paid in lieu of life insurance formerly provided. The $33,000 supplemental allowance is not included when comparing base salary to market median, nor is it included when calculating base salary increases.

The above increases represent increases consistent with merit assessments and general market movement for the respective positions.

The Committee has also approved the following salary levels to become effective July 2, 2012:

NEO	Base Salary as of July 2, 2012	% Increase
President and CEO	$700,000	—
CFO	430,500	5.0%
General Counsel	392,500	3.0%
President - Packaging Systems	454,800	3.0%
Vice President - Finance	281,400	3.0%

The Committee concluded that the President and CEO's base salary is consistent with market levels and no change was necessary. The 2012 increases for the remaining NEOs reflects merit assessment and general market movement for their respective positions.

2011 TriMas Short Term Incentive Compensation Plan

The goal of the Short Term ICP is to support our overall business objectives by aligning corporate and business unit performance with the goals of shareholders and focusing attention on the key measures of success. The ICP is designed to accomplish this goal by providing the opportunity for additional cash or stock-based rewards when pre-established performance goals are achieved. The ICP also plays a key role in ensuring that our annual cash compensation opportunities remain competitive.
Target awards. Each of our NEOs has a target bonus opportunity for the plan year that is expressed as a percentage of base salary. Target awards for 2011 are shown in the following chart:

NEO	Target Bonus Amount	Target Award as Percent of Salary
President and CEO	$788,000	112.5%
CFO	298,000	72.5%
General Counsel	191,000	50.0%
President - Packaging Systems	287,000	70.0%
Vice President - Finance	137,000	50.0%

Based on the performance results achieved, actual awards generally can vary as a percent of target from a threshold of 0% to a maximum of 215% for participants at the Company-wide level, and from 0% to 200% for business unit participants.
Consistent with the ICP program design, all ICP participants, including the NEOs, whose target awards exceed $20,000 receive 80% of the awards earned in cash and 20% of the award value in the form of a restricted stock award that vests one year from the grant date. The number of shares awarded is based on the 20% award value divided by the share price on the closing date of the stock grant. This program feature permits the ICP to reward shorter-term performance and encourages longer-term employee retention.
Performance measures. The ICP measures Company-wide performance indicators to determine bonuses earned by participants with Company-wide responsibilities. Messrs. Wathen, Zeffiro, Sherbin and Zalupski can earn bonuses based on achieving Company-wide performance goals. As participants with business unit level responsibility are assessed on metrics that evaluate solely the performance of the business unit, Mr. Brooks' ICP is based on the results achieved by Packaging Systems.
Each year, the Committee approves the specific performance metrics for that year's program, and their relative weightings based on the importance of that measure to the Company for the fiscal year. If the designated target level for each performance metric is attained, the plan will pay out at 100% of the metric. The threshold is the lowest level of payout below which no payment is made for that specific component. If performance for a metric is between the identified threshold and the maximum, the actual payout is determined based on the achievement of milestones within the matrix, with the distance between the milestones pre-determined depending on the respective metric.
Company-wide Performance Measures. The following Company-wide performance metrics were selected for the 2011 ICP for employees with Company-wide responsibility:

•
Sales/Profitability-40%. This metric provides for rewards based on our performance in two areas: (1) the Company's consolidated recurring operating profit as a percent of net sales (operating margin), and (2) the level of net sales volume achieved. Recurring operating profit means earnings before interest, taxes and other income/expense, and excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments. For purposes of this computation, net sales means net trade sales excluding all intercompany activity. This measure of profitability was selected because it is viewed as a leading indicator of our ability to effectively manage both our revenues and costs throughout the business cycle.

•
Earnings Per Share-30%. Earnings Per Share (“EPS”) is the diluted earnings per share, from continuing operations, as reported in the Company's publicly filed reports, adjusted to exclude the after-tax impact of non-recurring charges (cash and non-cash) associated with items such as business restructuring, cost savings projects and asset impairments. EPS is widely viewed by our shareholders as a key measure of overall profitability.

•
Cash Flow-30%. Cash flow is the sum of recurring operating profit (defined above), adjusted (1) up or down for other income/expense, (2) up or down for changes in working capital, (3) upward for depreciation and amortization, and (4) downward for capital expenditures, cash interest and cash taxes. Managing our cash generation capabilities and use of cash is an important measure of our ongoing liquidity and stability.

As compared to 2010, the Company-wide performance metrics were revised to eliminate return on average invested capital and personal non-financial objectives, and instead emphasize the three measures described above. These changes reflect the Committee's assessment on a year to year basis to focus on measurable financial metrics that are most relevant over the current fiscal year.

For 2011, the specific Company-wide performance goals were as follows:

Metric	Threshold	Target	Maximum	Weighting
Sales/Profitability	At $983.6 million in sales and 11.5% operating profit, the participant would receive 50% award of this metric	At $1,024.4 million in Sales and 12.5% operating profit, the participant would receive 100% award of this metric	At $1,075.2 million in Sales and 13.3% operating profit, the participant would receive 200% award of this metric	40%
EPS	At $1.25 earnings per share, the participant would receive 50% award of this metric	At $1.40 earnings per share, the participant would receive 100% award of this metric	At $1.70 earnings per share, the participant would receive 250% award of this metric	30%
Cash Flow	At $43.8 million cash flow the participant would receive 70% award of this metric	At $54.7 million cash flow the participant would receive 100% award of this metric	At $66.1 million cash flow the participant would receive 200% award of this metric	30%

Packaging Systems performance measures. For 2011, the ICP bonus for the President - Packaging Systems was based on the following performance measures at the Packaging Systems level. This approach focuses Mr. Brooks on optimizing the performance of Packaging Systems rather than on overall Company-wide performance.

•
Sales/Profitability-40%. This measure provides for rewards based on Packaging Systems' performance in two areas: (1) recurring operating profit as a percent of net sales (operating margin) and (2) the level of net sales volume achieved. Recurring operating profit means earnings before interest, taxes, bonus expense and other income/expense, and excludes certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments. For purposes of this computation, net sales means net trade sales excluding all intercompany activity.

•
Cash Flow-20%. Cash flow is the sum of recurring operating profit (defined above), adjusted (1) up or down for other income/ expense, (2) up or down for changes in working capital, (3) upward for depreciation and amortization, and (4) downward for capital expenditures, cash, interest and cash taxes.

•
Productivity-20%. This measure is based on the achieved gross total cost savings realized from approved business initiatives. Types of productivity projects include value added/value engineered, facility rationalization, vendor cost downs, outsourcing/insourcing, and moves to low cost countries. Productivity does not include volume-related improvements (e.g., the natural leverage of fixed costs attributable to higher levels of production).

•
% New Products/Product Growth-20%. The % New Products/Product Growth metric measures the percent of Packaging Systems sales that come from new products or markets. This measure is calculated by dividing the net sales for specifically identified new products or new markets by total net sales for the business. Each of the new products or new market projects is agreed upon as part of the annual business planning process at the outset of the year. This is a key measure of our ability to innovate and grow by expanding into new markets and/or developing new products.

As compared to 2010, Packaging Systems performance metrics were revised to exclude personal non-financial objectives in the interest of emphasizing measurable financial performance. The Packaging Systems metrics also eliminated inventory turnover in order to allocate additional focus on the value attributable to cash flow, productivity and growth in the new markets and products.

For 2011, the specific performance goals for Packaging Systems were as follows:

Metric	Threshold	Target	Maximum	Weighting
Sales/Profitability	At $187.7 million in sales and 26.3% operating profit, the participant would receive 50% award of this metric	At $204.0 million in Sales and 27.5% operating profit, the participant would receive 100% award of this metric	At $220.3 million in Sales and 28.3% operating profit, the participant would receive 200% award of this metric	40%
Cash Flow	At $47.07 million cash flow the participant would receive 70% award of this metric	At $55.20 million cash flow the participant would receive 100% award of this metric	At $65.94 million cash flow the participant would receive 200% award of this metric	20%
Productivity	At $3.22 million in Productivity gains the participant would receive 60% award of this metric	At $4.03 million in Productivity gains the participant would receive 100% award of this metric	At $6.04 million in Productivity gains the participant would receive 200% award of this metric	20%
% New Product/Product Growth	See note below.(1)			20%
______________________________________

(1)
The Committee set the target for this metric at a level that requires Packaging Systems to successfully expand its product portfolio and geographic market base to contribute both to 2011 sales and profitability and provide a foundation for 2012 activity. Achievement at each milestone requires innovation and commercialization.

Award Determination and Payouts. In February of each year, the Committee determines the degree to which ICP goals for the prior year were achieved. For 2011, the results achieved for each Company-wide performance measure are indicated below.

Metric	Weight	Result Achieved	Payout Earned as a Percent of Total Target Award
Sales/Profitability	40%	Sales: $1,084 million Oper Profit: 12.2%	50%

Earnings per share	30%	$1.71	75%
Cash flow	30%	$69 million	60%
Total Target Award Payout			185%

Results for Mr. Brooks, whose bonus is determined at the Packaging Systems level, are detailed below:

Metric	Weight	Packaging Systems
		Result Achieved	Payout as % of Target
Sales/Profitability	40%	Below Threshold	0%
Cash Flow	20%	Above Target	25%
Productivity	20%	At Target	20%
% New Products/Product Growth	20%	Above Target	30%
Total			75%

The target and actual awards earned by our NEOs are listed in the following chart:

NEO	Target Award as Percent of Salary	Target Bonus Amounts	Actual ICP Award Earned	ICP Earned and Paid in Cash	ICP Earned and Paid in Restricted Stock in March 2012
President and CEO	112.5%	$788,000	$1,457,800	$1,166,200	$291,600
CFO	72.5%	298,000	551,300	441,000	110,300
General Counsel	50.0%	191,000	353,400	282,700	70,700
President - Packaging Systems	70.0%	287,000	215,300	172,200	43,100
Vice President - Finance	50.0%	137,000	253,500	202,800	50,700

2012 TriMas Incentive Compensation Plan - Program Highlights.

For fiscal year 2012, the Committee approved the following changes to the ICP for the Company-wide metric weightings to reinforce the emphasis on overall bottom line Company-wide performance results. Specifically, the Committee increased the weighting on Earnings Per Share from 30% to 35% and decreased the weighting on Sales/Profitability metric from 40% to 35%.

For fiscal year 2012, the Committee approved changes to the ICP at the Packaging Systems level to align with the Company's strategic imperatives by increasing the weighting on Cash Flow from 20% to 30% and decreasing the weighting on each of Productivity and New Products/Product Growth from 20% to 15%.

All other key design features of the ICP for 2012 remain unchanged. The NEO target awards for 2012, as a percent of base salary, are as follows:

NEO	Target Bonus Amount	Target Bonus as a percentage of salary
President and CEO	$788,000	112.5%
CFO	322,900	75.0%
General Counsel	196,300	50.0%
President - Packaging Systems	295,300	70.0%
Vice President - Finance	140,700	50.0%

The Committee concluded that the President and CEO's short term incentive target award percentage is appropriately aligned with market. The CFO's target award percentage was increased from 72.5% to 75% of base salary for better market alignment. Target award percentages for the remaining NEO's also remain unchanged as they are viewed as appropriately aligned with market award levels.
Long-Term Incentive Program
Overview. The Company maintains three equity incentive plans, referred to as the 2002 Long Term Equity Incentive Plan, the 2006 Long Term Equity Incentive Plan and the 2011 Omnibus Incentive Compensation Plan (collectively, the “Equity Plans”). The 2002 Long Term Equity Incentive Plan will expire in 2012. The Equity Plans allow for grants to employees, directors and consultants of incentive and nonqualified stock options, stock appreciation rights, dividend equivalent rights, restricted stock, restricted stock units or performance-based awards.
Purpose. Our long-term equity program has been designed to reward the achievement of long-term business objectives that benefit our shareholders through stock price increases, thereby aligning the interests of our executives with those of our shareholders. We make periodic grants to participants after considering such factors as overall business climate, corporate performance, share availability and retention considerations. The Company's historical approach to granting long term equity was to grant stock option awards that covered a three year period. Since the last award of options in 2009, the Company has made equity awards to select participants to recognize leadership and retention concerns.

2011 Special Awards of Restricted Stock.
On February 24, 2011, the Committee awarded restricted stock units to Messrs. Wathen, Zeffiro, Sherbin and Zalupski in recognition of their leadership and role within the Company. The 2011 award emphasizes our objective of linking executive rewards with Company performance. The award consists of three components each to be settled in shares of the Company's common stock. The description of each component is listed below:
•Upon the Company achieving at least $2.00 of cumulative earnings per share for any consecutive four financial quarters beginning April 1, 2011 through September 30, 2013, 50% of the restricted stock units tied to this metric will vest on the business day immediately following the release of earnings for the quarter in which the EPS performance measure is met and the remaining 50% will vest in two equal parts on the first and second anniversary of the vesting date and require that the recipient be employed by the Company as of each vesting date.
•Upon the Company's stock price closing at or above $30 and $35 per share for 30 consecutive trading days with the last such trading day occurring on or prior to September 30, 2013, 50% of the restricted stock units tied to these metrics will be granted and immediately vested on the close of the business day on which such trading threshold is satisfied and the remaining 50% will vest in two equal parts on the first and second anniversary of the date on which the respective trading threshold is met, and require that the recipient be employed by the Company as of each vesting date.
•The awards consisted of the following number of restricted stock units:

	$2.00 EPS Target	$30 Stock Price Target	$35 Stock Price Target
President and CEO	21,000	10,500	10,500
CFO	10,500	5,250	5,250
General Counsel	5,840	2,920	2,920
Vice President - Finance	3,500	1,750	1,750
2011 Incentive Compensation Plan Equity Component.
In connection with the approval by the Committee of the 2011 ICP payments, each NEO receives 80% of the payment in cash and 20% of the ICP award in restricted stock. The number of shares of restricted stock is based on the close of business stock price on March 1, 2012. As described earlier, these shares will vest on the first anniversary of the grant, provided the participant is employed by the Company at the time of vest. The value to be delivered to each NEO in restricted stock is as follows:

NEO	ICP Earned and issued as Restricted Stock with vesting on March 1, 2013
President and CEO	$291,600
CFO	110,300
General Counsel	70,700
President - Packaging Systems	43,100
Vice President - Finance	50,700
Program Changes for 2012. In 2011, the Committee undertook a review of its historical approach to granting long-term incentive awards.

Based on the Committee's evaluation of the objectives to be achieved with a long-term incentive strategy, which included input from the Committee's independent consultant and management, the Committee adopted a new long-term incentive program starting in 2012 that incorporates annual (rather than periodic) grants. The ongoing annual grant program includes both performance stock and service-based restricted stock units (rather than being focused on stock options). These changes more closely align TriMas' program with market trends and provide a more effective means of linking pay with achievement of our ongoing business strategy of maximizing Company performance to deliver value to our shareholders.

The Committee recognized the changes in timing and format of the long-term incentive program impact both the competitiveness of participants' pay and expose the Company to retention concerns. To address these concerns, the 2012 long-term incentive equity grants could include both an annual grant as well as a one-time transition grant.

2012 Long Term Incentive Awards. As described above, awards made in 2012 are referred to here as the "2012 Long Term Incentive" ("2012 LTI") and the "Transitional Long Term Incentive Plan" ("Transitional LTI").
2012 LTI: Under the 2012 LTI, equity awards are granted to the Company's NEOs and certain other eligible participants in order to promote the achievement of the Company's strategic goals. The 2012 LTI award sizes as a percentage of each NEO's base salary are as follows:

NEO	2012 LTI award as a % of 2011 Base Salary
President and CEO	200%
CFO	140%
General Counsel	115%
President - Packaging Systems	50%
Vice President - Finance	50%

In determining the total value of the long-term incentive award opportunity for each executive, the Committee reviewed survey data provided by Meridian regarding competitive award levels.
Awards under the 2012 LTI consist of performance stock and service-based restricted stock units, which will be settled in shares, with each corresponding to 50% of the overall long-term incentive target award value. The Committee believes that providing long-term incentive awards in the form of equity awards best achieves the long-term compensation objectives of the Company and aligns the executives' interests with the interests of the Company's shareholders. The balance between performance-based and time-based grants is in alignment with the development of the Company's growth strategy, motivates management to strike the appropriate balance between short-term and long-term decision-making and aligns management's long-term compensation closely with shareholder interests.
The approved target 2012 LTI grants for the 2012-2014 cycle for our NEOs are as follows:

Name	Service-Based Restricted Stock ($ Value)	PSUs ($ Value)
President and CEO	$700,000	$700,000
CFO	287,000	287,000
General Counsel	219,100	219,100
President - Packaging Systems	102,400	102,400
Vice President - Finance	68,300	68,300
Non-Executive Officer Employee Group	1,195,500	1,195,500

The dollar values listed in the above chart will be converted into a number of shares based on the closing stock price on March 1, 2012. In addition to the NEOs, there are 45 participants in the 2012 LTI.
The service-based restricted stock award vests in three equal installments on the first three anniversaries of the grant date of the award.
The PSU award can be earned based on the achievement of specific performance measures over a period of three calendar years, with the first three-year cycle beginning on January 1, 2012 and ending on December 31, 2014. For the 2012-2014 cycle, the two performance measures are described below:

•	75% based on EPS cumulative average growth rate ("EPS CAGR"). Earnings per share compounded annual growth rate for the three fiscal years in the cycle; and

•
25% based on cash generation. Cash generation refers to the Company's cash flow for the three fiscal years in the cycle from operating activities less capital expenditures, as publicly reported by the Company, plus or minus special items that may occur from time-to-time, divided by the Company's three-year income from continuing operations as publicly reported by the Company, plus or minus special items that may occur from time-to-time.

The actual number of PSUs earned will be determined based on performance achieved, with amounts that can vary from 30% of the target PSU award (assuming threshold performance) to a maximum of 250% of the target PSU award. If the threshold performance target is not achieved for the EPS CAGR or cash generation metric, respectively, no award is earned. The performance goals for the PSU awards are established at the beginning of the three-year cycle. The PSU award vests on a “cliff” basis at the end of the three-year performance period. For example, based on the degree to which the performance goals are met, any PSUs earned for the 2012-2014 cycle will vest in 2015.
Transitional LTI: In addition to the 2012 LTI, the Company is implementing a Transitional LTI, intended to address concerns about the competitiveness of pay as the program transitions from periodic to annual grants and related retention considerations. Given the deferral of the vesting of the performance unit portion of the 2012 LTI, the Transitional LTI provides the participant the opportunity for a vested equity benefit in 2013 and 2014.

The Transitional LTI consists solely of performance-based grants to the NEOs and other eligible participants. Any PSUs earned will be settled in shares. Sixty percent (60%) of the Transitional LTI awards can be earned based on 2012 EPS growth with the potential for the remaining 40% to be earned based on cumulative EPS CAGR for 2012 and 2013.

The approved target Transitional LTI grants for our NEOs are as follows:

	Transitional LTI Target Award in Grant Date $ Value
Name	2012 EPS Growth	2012-2013 EPS CAGR
President and CEO	$701,400	$467,600
CFO	287,600	191,700
General Counsel	219,500	146,400
President - Packaging Systems	102,600	68,400
Vice President - Finance	68,400	45,600
Non-Executive Officer Employee Group	1,062,700	709,300

The amounts listed in the above chart, will be converted to a number of shares based on the closing stock price on March 1, 2012. In addition to the NEOs, there are 39 participants in the Transitional LTI.
For both portions of the Transitional LTI awards, any PSUs earned will be based solely on the degree to which predetermined EPS growth for 2012 and EPS CAGR for 2013/2014 goals are met, with amounts that can vary from 30% of the target PSU award (assuming threshold performance) to a maximum of 250% of the target PSU award. If the threshold performance target is not achieved for either EPS growth or EPS CAGR, no award is earned.
Benefits and Retirement Programs
Consistent with our overall philosophy, the NEOs are eligible to participate in benefit plans that are available to substantially all the Company's U.S. employees. These programs include participation in the Company's retirement program (comprised of a 401(k) savings component and a quarterly contribution component), and in our medical, dental, vision, group life and accidental death and dismemberment insurance programs.
The Company makes matching contributions for active participants in the 401(k) savings component equal to 25% of the participants' permitted contributions, up to a maximum of 5% of the participant's eligible compensation. In addition, for most employees the Company may contribute up to an additional 25% of matching contributions based on the Company's annual financial performance.
Under the terms of the Company's quarterly contribution component of its retirement program, the Company contributes to the employee's plan account an amount determined as a percentage of the employee's base pay upon an employee's eligibility following one year of employment. The percentage is based on the employee's age and for salaried employees ranges from 1.0% for employees under the age of 30 to 4.5% for employees age 50 and over. For 2011, Mr. Wathen received 4.5%, Mr. Zeffiro received 4.0%, Mr. Sherbin received 4.0%, Mr. Zalupski received 4.5% and Mr. Brooks received 7.0% due to a supplemental legacy benefit.
Executive Retirement Program
The Company's executive retirement program provides senior managers with retirement benefits in addition to those provided under the Company's qualified retirement plans. The Company offers these programs to enhance the competitiveness of total executive pay.
Under the Supplemental Executive Retirement Plan (“SERP”), the Company makes a contribution to each participant's account at the end of each quarter with the amount determined as a fixed percentage of the employee's eligible compensation. The percentage is based on the employee's age on the date of original participation in the plan (6.0% for Messrs. Brooks and Wathen, 4.0% for Messrs. Sherbin, Zeffiro and Zalupski). Contributions vest 100% after five years of eligible employment. Immediate vesting in the Company's contributions occurs upon attainment of retirement age or death.

The Compensation Limit Restoration Plan (“CLRP”) provides benefits to senior managers in the form of Company contributions which would have been payable under the quarterly contribution component of the Company's tax-qualified retirement plan, but for tax limits on the amount of pay that can be considered in a qualified plan. There are no employee contributions permitted under this plan. Company contributions under the CLRP vary as a percent of eligible compensation based on the employee's age.
The executive retirement program also provides for an elective deferral compensation feature to supplement the existing executive retirement program. For fiscal years beginning in 2011, an employee eligible to receive SERP contributions may elect to defer up to 25% of base pay and up to 100% of bonus. This plan design component is intended to encourage the continued employment and diligent service of plan participants.
TriMas Corporation Benefit Restoration Pension Plan
Mr. Brooks participates in the TriMas Corporation Benefit Restoration Plan (“Benefit Restoration Plan”), which is an unfunded non-qualified retirement plan. The Benefit Restoration Plan provides for benefits that were not able to be provided to certain executives in the Metaldyne Pension Plan (a plan adopted by the Company's predecessor) because of tax limits on compensation that may be considered in a qualified plan. The TriMas Corporation Benefit Restoration Plan was frozen as of December 31, 2002.
Under the frozen Benefit Restoration Plan, which consists of a pension and a profit sharing component, Mr. Brooks is eligible to receive a retirement benefit in addition to those provided under the Company's other plans. Upon termination on or after age 55, Mr. Brooks is entitled to receive a specified pension benefit annually, the age 65 present value of which is reflected in the “Executive Retirement Program” table.
Perquisites
The Company maintains a Flexible Cash Allowance Policy. Under this program certain executives receive a quarterly cash allowance in lieu of other Company provided perquisites. Eligibility and amount of the cash allowance are periodically reviewed by the Committee.
For the fiscal year 2011, the NEOs received no adjustment to the 2010 allowance amount and continue to receive $55,000 each. The same cash allowance levels will remain in place in 2012 for participating executives, including the NEOs. The Company continues to make executive physical examinations available to its officers.
Change in Control and Severance Based Compensation
The NEOs are covered by the Company's Executive Severance/Change in Control Policy. The Policy requires the Company to make severance payments to a covered executive if his or her employment is terminated under certain circumstances, as described below under “Post-Employment Compensation.”
Although a significant part of compensation for the Company's executives is performance-based and largely contingent upon achievement of aggressive financial goals, the Executive Severance/Change in Control Policy provides important protection to certain of the Company's executive officers. The Committee believes that offering this program is consistent with market practices, assures the Company can both attract and retain executive talent, and will assist with management stability and continuity in the face of a possible business combination.
Accounting and Tax Effects
The impact of accounting treatment is considered in developing and implementing the Company's compensation programs generally, including the accounting treatment as it applies to amounts awarded or paid to the Company's executives.
The impact of federal tax laws on the Company's compensation programs is also considered, including the deductibility of compensation paid to the NEOs, as regulated by Section 162(m) of the Code. Most of the Company's compensation programs are designed to qualify for deductibility under Section 162(m), but to preserve flexibility in administering compensation programs, not all amounts paid under all of the Company's compensation programs qualify for deductibility.
Likewise, the impact of Section 409A of the Code is taken into account, and the Company's executive plans and programs are, in general, designed to comply with, or be exempt from the requirements of that section so as to avoid possible adverse tax consequences that may result from noncompliance with Section 409A.
Stock Ownership Guidelines for Executives

To further align the interests of executives with those of shareholders, the Committee adopted stock ownership guidelines for certain executives, including the NEOs. The guidelines are expressed as a multiple of base salary, as set forth below:

President and CEO	5x
CFO; General Counsel	3x
Other executives, as determined by the Committee (including the President - Packaging Systems and Vice President - Finance)	2x
As executives have five years to meet these ownership guidelines from the time of adoption by the Committee, the Committee will not evaluate compliance until 2014. New executives designated as participants will have five years from the time they are named to a qualifying position to meet the ownership guidelines. Adherence to these guidelines will be evaluated each year on January 1, using the executive's base salary and the value of the executive's holdings and stock price on such day. Once an executive attains the required ownership level, the executive will not be considered noncompliant solely due to subsequent stock price declines.

The following equity holdings count towards satisfaction of the guidelines:

•	Shares owned (or beneficially owned) by the executive, including shares acquired upon exercise of stock options or acquired through any Company employee benefit plans;

•	Time-vesting restricted stock or restricted stock units, whether vested or not; and

•	Vested, in the money stock options.
Prior to attaining sufficient shares to satisfy the guidelines, executives must retain shares having a value equal to at least 50% of the after-tax gain recognized with respect to the exercise of stock options, sale of vested restricted stock or other disposition with respect to any equity awards granted under the Company's equity incentive plans.
The Committee has the discretion to consider non-compliance with the guidelines in determining whether or the extent to which future equity awards should be granted and may require all stock attained through Company grants be retained until the guidelines are satisfied.
Recoupment Policy
In 2009, the Committee implemented a recoupment policy subjecting incentive compensation and grants under the Company's equity plans to executive officers and business unit presidents to potential recoupment. The Board has the authority to trigger recoupment in the event of a material financial restatement or manipulation of a financial measure on which compensation is based where the employee's intentional misconduct contributed to the restatement or manipulation and, but for such misconduct, a lesser amount of compensation would have been paid. The Committee will reevaluate and, if necessary, revise the Company's recoupment policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the rules implementing the recoupment requirements have been finalized by the SEC.
Employment Arrangements
The terms of Mr. Wathen's employment with the Company are contained in a letter agreement dated January 12, 2009, a copy of which the Company timely filed with the SEC on a Current Report on Form 8-K. In addition to providing for base salary and bonus compensation as discussed elsewhere in this CD&A, the letter agreement provided for the grant to Mr. Wathen of 200,000 stock options upon his initial date of employment with pro-rata annual vesting over three years, consideration for an additional equity grant in 2009, and a one-time bonus of $100,000 to be used by Mr. Wathen for the purchase on the open market, on an after tax basis, of Company common stock (which bonus was paid after Mr. Wathen confirmed his purchase of an additional $100,000 of Company stock during the first available open trading window).

The letter agreement also provides for restricted stock unit grants in 25,000 tranches to Mr. Wathen if the Company's closing stock price exceeds specific thresholds of $5, $10, $15, $20 and $25 for any successive 75 day trading period within the first 36 months of Mr. Wathen's employment.
All units earned under this program vest in increments of one-third annually over the three year period following each grant and require that he be employed by the Company on each respective vesting date. As discussed in the Grants of Plan-Based Awards, Mr. Wathen received 75,000 restricted stock unit grants prior to the expiration of this program on January 12, 2012.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee of the Board of Directors of TriMas Corporation has reviewed and discussed with management this Compensation Discussion and Analysis. Based on this review and discussion, it has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in the 2012 Proxy Statement and in the Annual Report on Form 10-K of TriMas Corporation filed for the fiscal year ended December 31, 2011.

Compensation Committee of the Board of Directors Eugene A. Miller, Chairman Richard M. Gabrys Marshall A. Cohen Samuel Valenti III

Summary Compensation Table
        The following table summarizes the total compensation paid to or earned by the NEOs in 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)(7)(8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(9)	All Other Compensation ($) (10)	Total ($)
David M. Wathen, President	2011	695,900	1,353,500	—	1,166,200	—	134,000	3,349,600
(principal executive officer)	2010	683,400	886,400	—	1,443,800	—	130,400	3,144,000
	2009	656,830	138,400	106,500	775,000	—	110,400	1,787,130

A. Mark Zeffiro	2011	405,000	491,700	—	441,000	—	92,200	1,429,900
Chief Financial Officer	2010	380,000	319,100	—	526,000	—	87,700	1,312,800
(principal financial officer)	2009	373,800	31,000	35,800	252,000	—	79,000	771,600

Lynn A. Brooks, President,	2011	436,500	43,100	—	172,200	31,500	119,900	803,200
Packaging Systems	2010	424,800	98,600	—	394,200	33,900	118,900	1,070,400
	2009	400,800	56,400	28,800	420,300	14,800	150,900	1,072,000

Joshua A. Sherbin	2011	375,600	282,800	—	282,700	—	90,900	1,032,000
Vice President,	2010	360,000	227,800	—	310,800	—	89,800	988,400
General Counsel	2009	363,500	21,500	34,800	175,000	—	94,100	688,900

Robert J. Zalupski	2011	269,200	177,800	—	202,800	—	83,800	733,600
Vice President Finance, Corporate
Development and Treasurer
______________________________________

(1)	During 2011 and 2010, there were 26 bi-weekly pay periods for Company employees paid on a bi-weekly basis, including the NEOs. There were 27 bi-weekly pay periods for such employees in 2009.

(2)
All awards in this column relate to restricted stock granted under the 2002 Long Term Equity Incentive Plan, the 2006 Long Term Equity Incentive Plan and the 2011 TriMas Corporation Omnibus Incentive Compensation Plan and are calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation.” The award earned reflects the grants of restricted stock awards or units, as approved by the Compensation Committee, on December 4, 2009, February 26, 2010, March 24, 2010, October 21, 2010, January 21, 2011, February 24, 2011 and March 1, 2011. The award does not include performance units not earned. For 2010 and 2011, this amount also includes the full value of the 20% of ICP amounts earned and required to be paid in restricted stock, with the number of shares determined based on the Company's closing stock price as of March 1 of the following year. See the “Grants of Plan-Based Awards” table.

(3)
In connection with his joining the Company on January 13, 2009, Mr. Wathen was given the opportunity to earn restricted stock units in the event that the Company's closing stock price for any successive 75 trading day period within 36 months of his start date, exceeds five thresholds: $5.00; $10.00; $15.00; $20.00; and $25.00. For each threshold met, Mr. Wathen would earn 25,000 restricted stock units, up to a maximum of 125,000 units should all five thresholds be met within the 36 month period. If earned, the restricted stock units would vest ratably over a three year period from the date of the grant. Mr. Wathen earned 50,000 restricted stock units during 2010, 25,000 on each of March 24, 2010 and October 21, 2010, respectively, as the Company's closing stock price met the requirements for the $5.00 and $10.00 thresholds as of those dates. Mr. Wathen earned 25,000 additional restricted stock units on January 21, 2011, as the Company's closing stock price met the requirements for the $15.00 threshold as of that date. Due to the expiration of the program, Mr. Wathen is not eligible to earn any additional units under this program.

(4)
On February 26, 2010, Messrs. Zeffiro and Sherbin were granted restricted stock units under the Company's 2006 Long Term Equity Incentive Plan valued at $200,100 and $150,100, respectively, based on the Company's common stock closing price on the grant date, to better align the recipients' long-term incentive compensation with the market. The restricted stock units vest three years following the date of grant and will be settled in cash based on the closing price as of the vest date.

(5)
All awards in this column relate to stock options granted under the 2002 Long Term Equity Incentive Plan and the 2006 Long Term Equity Incentive Plan. This amount represents the full grant date fair value as calculated in accordance with ASC Topic 718, “Stock Compensation.”

(6)
ICP payments are made in the year subsequent to which they were earned. Amounts earned under the 2011 ICP were approved by the Compensation Committee on February 16, 2012. For 2011 and 2010, amount includes the cash-paid portion of the award. For 2009, amount includes both the cash-paid portion of the award and the amount the NEO elected to receive in restricted stock.

(7)
For Mr. Wathen, includes a one-time cash bonus of $100,000 in 2009 pursuant to his offer letter on January 12, 2009, which was to be used for the purchase on the open market, on an after-tax basis, of Company common stock. For Mr. Zeffiro, includes a one-time cash bonus of $100,000 in 2008 upon employment with the Company.

(8)
For Messrs. Wathen and Zeffiro, 2010 includes a special one-time cash award of $150,000 and $50,000, respectively, granted by the Compensation Committee on February 26, 2010 in recognition of their leadership and performance, which was to be used for the purchase on the open market, on an after-tax basis, of Company common stock.

(9)	The benefits of the TriMas Benefit Restoration Plan were frozen as of December 31, 2002. Therefore, the above amounts represent only the change in actuarial present value of that frozen benefit.

(10)	See the following table for information regarding each of the NEO's other compensation detail.

 Following is further detail on the NEOs' other compensation:

Name	Year	Perquisite Allowance ($)	Auto Allowance ($)	Club Membership ($)	Life and Disability Insurance Premiums ($)	Tax Reimbursements ($)	Relocation Benefit ($)(1)	Company Contributions in Retirement and 401(k) Plans ($)(2)	Total ($)
David M. Wathen	2011	55,000	—	—	—	—	—	79,000	134,000
	2010	55,000	—	—	—	—	—	75,400	130,400
	2009	—	—	—	24,500	27,600	15,800	42,500	110,400

A. Mark Zeffiro	2011	55,000	—	—	—	—	—	37,200	92,200
	2010	55,000	—	—	—	—	—	32,700	87,700
	2009	—	15,000	8,300	8,000	22,300	—	25,400	79,000

Lynn A. Brooks	2011	55,000	—	—	—	—	—	64,900	119,900
	2010	55,000	—	—	—	—	—	63,900	118,900
	2009	—	16,900	—	36,000	37,600	—	60,400	150,900

Joshua A. Sherbin	2011	55,000	—	—	—	—	—	35,900	90,900
	2010	55,000	—	—	—	—	—	34,800	89,800
	2009	—	15,000	11,900	8,500	25,100	—	33,600	94,100

Robert J. Zalupski	2011	55,000	—	—	—	—	—	28,800	83,800
________________________________________

(1)	In connection with Mr. Wathen joining the Company in 2009, his responsibilities required the cancellation of non-refundable personal travel for which the Company reimbursed him.

(2)
For Mr. Wathen, amounts comprised of $61,800 in 2011, $58,400 in 2010 and $39,400 in 2009 under the TriMas Executive Retirement Program and $17,200 in 2011, $17,000 in 2010 and $3,100 in 2009 under the TriMas Corporation Salaried Retirement Program; for Mr. Zeffiro, $21,300 in 2011, $19,300 in 2010 and $14,400 in 2009 under the TriMas Executive Retirement Program and $15,900 in 2011, $13,400 in 2010 and $10,400 in 2009 under the TriMas Corporation Salaried Retirement Program; for Mr. Brooks, amounts comprised of $39,200 in 2011, $38,100 in 2010 and $35,000 in 2009 and $32,100 in 2008 under the TriMas Executive Retirement Program and $25,700 in 2011, $25,800 in 2010 and $25,400 in 2009 under the TriMas Corporation Salaried Retirement Program; for Mr. Sherbin, amounts comprised of $20,000 in 2011, $19,000 in 2010 and $18,200 in 2009 under the TriMas Executive Retirement Program and $15,900 in 2011, $15,800 in 2010 and $15,400 in 2009 under the TriMas Corporation Salaried Retirement Program; and for Mr. Zalupski, amounts comprised of $11,400 in 2011 under the TriMas Executive Retirement Program and $17,400 in 2011 under the TriMas Corporation Salaried Retirement Program. See “-Compensation Components-Benefit and Retirement Programs.”

Grants of Plan-Based Awards in 2011
The following table provides information about the awards granted to the NEOs in 2011.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Unit Awards ($)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Closing Price on Grant Date ($/share)
David M. Wathen	ICP (1)		118,200	788,000	1,694,200
	Restricted Stock Unit (2)	1/21/2011				25,000	19.22	480,500
	Restricted Stock Unit (3)	2/24/2011				21,000	21.17	444,600
	Restricted Stock Unit (3)	2/24/2011				10,500	21.17	167,200
	Restricted Stock Unit (3)	2/24/2011				10,500	21.17	151,000
	Restricted Stock (4)	3/1/2011				16,287	19.86	323,500

A. Mark Zeffiro	ICP (1)		44,700	298,000	640,700
	Restricted Stock Unit (3)	2/24/2011				10,500	21.17	222,300
	Restricted Stock Unit (3)	2/24/2011				5,250	21.17	83,600
	Restricted Stock Unit (3)	2/24/2011				5,250	21.17	75,500
	Restricted Stock (4)	3/1/2011				5,993	19.86	119,000

Lynn A. Brooks	ICP (1)		34,400	287,000	574,000
	Restricted Stock (4)	3/1/2011				4,963	19.86	98,600

Joshua A. Sherbin	ICP (1)		28,650	191,000	410,650
	Restricted Stock Unit (3)	2/24/2011				5,840	21.17	123,600
	Restricted Stock Unit (3)	2/24/2011				2,920	21.17	46,500
	Restricted Stock Unit (3)	2/24/2011				2,920	21.17	42,000
	Restricted Stock (4)	3/1/2011				3,913	19.86	77,700

Robert J. Zalupski	ICP (1)		20,550	137,000	294,550
	Restricted Stock Unit (3)	2/24/2011				3,500	21.17	74,100
	Restricted Stock Unit (3)	2/24/2011				1,750	21.17	27,900
	Restricted Stock Unit (3)	2/24/2011				1,750	21.17	25,200
	Restricted Stock (4)	3/1/2011				2,813	19.86	55,900
________________________________________

(1)
The amounts above in the Estimated Future Payouts under Non-Equity Incentive Plan Awards are based on awards pursuant to the ICP for each NEO as of December 31, 2010. While each NEO is required to receive 20% of their award in restricted stock, which vests on the first anniversary of the payment of the cash portion, the above figures include 100% of the threshold, target and maximum awards pursuant to the plan. Upon approval of the total ICP award by the Compensation Committee, 80% of the award value would be paid in cash while 20% would be awarded in restricted stock based on the Company's then current stock price. The threshold payout is based on the smallest percentage payout of the smallest metric in the NEO's composite target bonus and the target award is a specified dollar figure for each NEO. The maximum estimated possible payout for each participant is equal to maximum attainment for each metric.

(2)
In connection with his joining the Company on January 13, 2009, Mr. Wathen was given the opportunity to earn restricted stock units in the event that the Company's closing stock price for any successive 75 trading day period within 36 months of his start date, exceeds five thresholds: $5.00; $10.00; $15.00; $20.00; and $25.00. For each threshold met, Mr. Wathen would earn 25,000 restricted stock units, up to a maximum of 125,000 should all five thresholds be met within the 36 month period. If earned, the restricted stock units would vest annually on a ratable basis over a three year period from the date of the grant. Mr. Wathen earned 50,000 restricted stock units during 2010, 25,000 on each of March 24, 2010 and October 21, 2010, respectively, as the Company's closing stock price met the requirements for the $5.00 and $10.00 thresholds as of those dates. Due to the expiration of the program, Mr. Wathen is not eligible to earn any additional units under this program.

(3)
On February 24, 2011, Messrs. Wathen, Zeffiro, Sherbin and Zalupski were granted three types of restricted stock units under the Company's 2006 Long Term Equity Incentive Plan: one based on a $2.00 EPS target, one based on a $30 Company stock price target and one based on a $35 Company stock price target. Each of these NEO's received 50% of the restricted stock units for the $2.00 EPS target, and 25% each on the $30 and $35 Company stock price target. Upon achieving at least $2.00 of cumulative earnings per share for any consecutive four financial quarters beginning April 1, 2011 through September 30, 2013, 50% of the restricted stock units will vest on the business day immediately following the release of earnings for the quarter in which the EPS performance measure is met and the remaining 50% will vest in two equal parts on the first and second anniversary of the initial vest date. Upon the Company's stock price closing at or above $30 and $35 per share for 30 consecutive trading days with the last such trading day occurring on or prior to September 30, 2013, 50% of the restricted stock units will vest immediately on the close of the business day on which such trading threshold is satisfied and the remaining 50% will vest in two equal parts on the first and second anniversary of the initial vest date. Vesting for each of the three restricted stock unit awards is dependent on continued employment with the Company as of each vesting date.

(4)
On March 1, 2011, each NEO received a restricted stock award related to the 20% of their 2010 ICP award that was required to be received in restricted stock. The number of shares was determined based on the Company's closing stock price as of the grant date. The shares vest one year from date of grant. The grant date fair value of these shares was included in the 2010 Stock Awards column of the Summary Compensation Table, as the value was based on 2010 Company performance.

Outstanding Equity Awards at Fiscal Year End
        The following table summarizes the outstanding equity awards to the NEOs as of December 31, 2011:

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(2)	Market Value of Shares or Units of Stock that have not Vested $(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)(4)(5)	Equity Incentive Plan Awards: Market Value or Payout of Shares, Units or Other Rights that have not Vested $(3)
David M. Wathen	—	66,667	1.38	1/12/2019	74,621	1,339,400	92,000	1,651,400
A. Mark Zeffiro	—	30,000	1.01	3/8/2019	38,843	697,200	21,000	377,000
Lynn A. Brooks	193,068	—	20.00	6/5/2012	4,963	89,100	—	—
	24,166	24,167	1.01	3/8/2019	—	—	—	—
Joshua A. Sherbin	44,000	11,000	23.00	3/31/2015	28,553	512,500	11,680	209,700
	—	29,167	1.01	3/8/2019	—	—	—	—
Robert J. Zalupski	11,110	—	20.00	6/5/2012	2,813	50,500	7,000	125,700
	11,110	—	20.00	1/31/2014
	26,224	6,556	23.00	6/30/2016
	—	10,667	1.01	3/8/2019
________________________________________

(1)	Stock options that have been granted under the 2006 and 2002 Long Term Equity Incentive Plans vest over a period of three to seven years.

(2)	All awards in this column relate to restricted stock and performance unit grants awarded under the 2006 Long Term Equity Incentive Plan.

(3)	The market value is based on the stock price as of December 31, 2011($17.95) multiplied by the number of share or unit awards.

(4)
In connection with his joining the Company on January 13, 2009, Mr. Wathen was given the opportunity to earn restricted stock units in the event that the Company's closing stock price for any successive 75 trading day period within 36 months of his start date, exceeds five thresholds: $5.00; $10.00; $15.00; $20.00; and $25.00. For each threshold met, Mr. Wathen would earn 25,000 restricted stock units, up to a maximum of 125,000 should all five thresholds be met within the 36 month period. If earned, the restricted stock units would vest ratably over a three year period from the date of the grant. Mr. Wathen earned 50,000 restricted stock units during 2010, 25,000 on each of March 24, 2010 and October 21, 2010, respectively, and 25,000 on January 21, 2011, as the Company's closing stock price met the requirements for the $5.00, $10.00 and $15.00 thresholds as of those dates. As of December 31, 2011, Mr. Wathen had 50,000 remaining potential unearned restricted stock unit grants associated with this program, which are included in the table herein. However, they were not earned prior to expiry of the 36 month period, which ended on January 13, 2012.

(5)
On February 24, 2011, Messrs. Wathen, Zeffiro, Sherbin and Zalupski were granted three types of restricted stock units under the Company's 2006 Long Term Equity Incentive Plan: one based on a $2.00 EPS target, one based on a $30 Company stock price target and one based on a $35 Company stock price target. Each of these NEO's received 50% of the restricted stock units for the $2.00 EPS target, and 25% each on the $30 and $35 Company stock price target. Upon achieving at least $2.00 of cumulative earnings per share for any consecutive four financial quarters beginning April 1, 2011 through September 30, 2013, 50% of the restricted stock units will vest on the business day immediately following the release of earnings for the quarter in which the EPS performance measure is met and the remaining 50% will vest in two equal parts on the first and second anniversary of the initial vest date. Upon the Company's stock price closing at or above $30 and $35 per share for 30 consecutive trading days with the last such trading day occurring on or prior to September 30, 2013, 50% of the restricted stock units will vest immediately on the close of the business day on which such trading threshold is satisfied and the remaining 50% will vest in two equal parts on the first and second anniversary of the initial vest date. Vesting for each of the three restricted stock unit awards is dependent on continued employment with the Company as of each vesting date. See the "Grants of Plan-Based Awards in 2011" table for details on the grants by target.

Restricted Share Vesting in 2011
     The following table provides information on stock options and restricted stock awards that vested in 2011 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David M. Wathen	133,333	2,608,100	43,286	802,600
A. Mark Zeffiro	60,000	1,163,300	9,960	191,000
Lynn A. Brooks	24,167	472,800	12,674	240,700
Joshua A. Sherbin	58,333	1,172,600	5,807	112,500
Robert J. Zalupski	10,667	214,800	5,807	112,500
________________________________________

(1)	Calculated by multiplying the number of shares acquired times the difference between the exercise price and the market price of TriMas Common Stock at the time of exercise.

(2)
Calculated by multiplying the number of shares acquired times the closing price of TriMas' Common Stock on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

Retirement Benefits

        The following table summarizes the Company's Benefit Restoration Plan actuarial present value for the participating NEO in 2011.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)
Lynn A. Brooks	TriMas Benefit Restoration Plan	32	$215,300
________________________________________

(1)
The Benefits of the TriMas Benefits Restoration Pension Plan were frozen as of December 31, 2002. Any changes in the present value of the accumulated benefits represent only changes in actuarial assumptions used in calculating the present value of those benefits.

Executive Retirement Program
        The following table summarizes the activity in the nonqualified retirement plans for the Company's NEOs in 2011:

Name	Year	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
David M. Wathen	2011	—	61,800	(1,200)	—	148,900
	2010	—	49,800	7,500	—	88,300
	2009	—	28,500	2,500	—	31,000

A. Mark Zeffiro	2011	—	21,300	(2,100)	—	63,200
	2010	—	15,600	5,100	—	44,000
	2009	—	14,400	4,300	—	23,300

Lynn A. Brooks	2011	41,900	39,200	(3,900)	—	379,500
	2010	—	36,500	35,000	—	302,300
	2009	—	33,000	47,500	—	230,800

Joshua A. Sherbin	2011	—	20,000	(6,800)	—	115,600
	2010	—	18,600	15,200	—	102,400
	2009	—	18,200	17,000	—	68,600

Robert J. Zalupski	2011	—	11,400	200	—	85,000
________________________________________

(1)
Represents the Company's contributions to the TriMas Executive Retirement Program. These contributions are included in the column titled “All Other Compensation” in the summary executive compensation table and under “Company Contributions in Retirement and 401K Plans” in the supplemental table.

(2)
In addition to earnings on the TriMas Executive Retirement Program, the amount for Mr. Brooks includes earnings attributable to his participation in the Benefit Restoration Plan. Any changes in the value of the accumulated benefits represent only changes in average performance of the Fidelity Freedom Funds.

   Contributions to the Executive Retirement Program are invested in accordance with each NEO's directive based on the investment options in the Company's retirement program. Investment directives can be amended by the participant at any time.

Post-Employment Compensation
The Company maintains an Executive Severance/Change of Control Policy, or the Policy. The Policy applies to certain of the Company's executives. The Policy states that each executive shall devote his or her full business time to the performance of his or her duties and responsibilities for the Company. The Policy requires the Company to make severance payments to an executive if his or her employment is terminated under certain circumstances.
If the Company terminates the employment of the President and Chief Executive Officer for any reason other than for cause, disability, or death, or if the President and Chief Executive Officer terminates his or her employment for good reason, the Company will provide the President and Chief Executive Officer with two years' annual base salary, ICP bonus payments equal to one year's bonus at his or her target bonus level in effect on the date of termination (paid in equal installments over two years), any ICP bonus payment that has been declared for the President and Chief Executive Officer but not paid, his or her pro-rated ICP bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of any equity awards under the 2002 Long Term Equity Plan and a pro rata portion of equity awards under all subsequent plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 24 months following the termination date. The President and Chief Executive Officer's termination based compensation is higher than that of other executive officers in the interest of keeping with the Company policy of compensating executive officers at levels that correspond with their levels of responsibility.
If the Company terminates the employment of any other covered executive (excluding the President and Chief Executive Officer) for any reason other than cause, disability, or death, or if the executive terminates his or her employment for good reason, the Company will provide the executive with one year's annual base salary, ICP bonus payments equal to one year's bonus at his or her target bonus level in effect on the date of termination (paid in equal installments over one year), any ICP bonus payment that has been declared for the executive but not paid, his or her pro-rated ICP bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of any equity awards under the 2002 Long Term Equity Plan and a pro rata portion of equity awards under all subsequent plans through the termination date, executive level outplacement services for up to 12 months, and continued medical benefits for up to 12 months following the termination date.
In the case of any covered executive's voluntary termination or termination for cause, the Company pays the executive the accrued base salary through termination plus earned, but unused vacation compensation. All other benefits cease as of the termination date. If an executive's employment is terminated due to death, the Company pays the unpaid base salary as of the date of death, accrued but unpaid ICP compensation and fully vests all of the executive's outstanding equity awards. Other than continued participation in the Company's medical benefit plan for the executive's dependents for up to 36 months, all other benefits cease as of the date of the executive's death. If an executive is terminated due to becoming disabled, the Company pays the executive earned but unpaid base salary and ICP payments and fully vests all of the executive's outstanding equity awards. All other benefits cease as of the date of such termination in accordance with the terms of such benefit plans.
In the case of a qualifying termination of any covered executive's (including the President and Chief Executive Officer) employment within three years of a change of control, then, in place of any other severance payment, the Company will provide the executive with a payment equal to 36 months of his or her base salary rate in effect at the date of termination, an ICP bonus payment equal to three years' bonus at his or her target bonus level in effect at the date of termination, any ICP bonus payment that has been declared for the executive but not paid, his or her pro-rated ICP bonus for the year of termination through the date of termination based on his or her target bonus level, immediate vesting upon the termination date of all unvested and outstanding equity awards, executive level outplacement services for up to 12 months, and continued medical benefits for up to 36 months following the termination date provided that the timing of the foregoing payments will be made in compliance with Code Section 409A.
For purposes of the policy, “Change of Control” is defined as follows:

(1)
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company's properties or assets, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Heartland or any of its affiliates;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company (except as required to conform with Section 409A of the Code);

(3)
the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than Heartland or any of its affiliates, or an otherwise defined permitted group, becomes the beneficial owner, directly or indirectly, of more than 50% of the Company's common voting stock, measured by voting power rather than number of shares; or

(4)
the first day on which a majority of the members of the Board of Directors are not Continuing Directors. A “Continuing Director” means any member of the Board who (a) has been a member of the Board of Directors throughout the immediately preceding twelve (12) months, or (b) was nominated for election, or elected to the Board of Directors with the approval of the Continuing Directors who were members of the Board at the time of such nomination or election, or designated as a Director under the Company's Shareholders Agreement.

Change of Control is defined in a manner consistent with the definition in the indenture governing the Company's 9 3/4% senior subordinated notes due 2017, filed as an exhibit to the Report on Form 8-K filed with the SEC on January 15, 2010.
In addition, the Executive Severance/Change of Control Policy states that in return for these benefits, each executive covered under the Policy must refrain from competing against the Company for a period following termination that corresponds to the duration of any severance payments the executive would be entitled to receive or 24 months if no severance payments are payable.
This employment policy may be modified by the Compensation Committee at any time, provided that the prior written consent of the executive is required if the modification adversely impacts the executive. Further, the Compensation Committee may amend or terminate the Policy at any time upon 12 months' written notice to any adversely affected executive.

Potential Payments Upon Termination or Change in Control as of December 31, 2011
The table below estimates the potential executive benefits and payments due to the President and Chief Executive Officer and other NEOs upon certain terminations of employment or a Change in Control, assuming such events occur on December 31, 2011. These estimates do not reflect the actual amounts that would be paid to such persons, which would only be known at the time that they become eligible for payment and would only be payable if the specified event occurs.

	Termination involuntary, not for cause or Executive terminates for good reason $	Termination for cause $	Termination in connection with a change of control $	Death $(4)	Disability $(5)
David M. Wathen
Cash payments (1)	2,188,000	—	4,464,000	788,000	788,000
Value of restricted stock (2)	893,000	893,000	1,339,400	1,339,400	1,339,400
Value of stock options (3)	—	—	1,104,700	1,104,700	1,104,700
Outplacement services	50,000	—	50,000	—	—
Medical benefits	33,400	—	50,000	50,000	—
Total	3,164,400	893,000	7,008,100	3,282,100	3,232,100

A. Mark Zeffiro
Cash payments (1)	708,000	—	2,124,000	298,000	298,000
Value of restricted stock (2)	460,100	460,100	697,200	697,200	697,200
Value of stock options (3)	—	—	508,200	508,200	508,200
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—
Total	1,214,800	460,100	3,409,400	1,553,400	1,503,400

Lynn A. Brooks
Cash payments (1)	729,500	—	2,188,500	287,000	287,000
Value of restricted stock (2)	80,700	80,700	89,100	89,100	89,100
Value of stock options (3)	409,400	409,400	818,800	818,800	818,800
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—
Total	1,266,300	490,100	3,176,400	1,244,900	1,194,900

Joshua A. Sherbin
Cash payments (1)	572,100	—	1,716,300	191,000	191,000
Value of restricted stock (2)	335,600	335,600	512,500	512,500	512,500
Value of stock options (3)	—	—	494,100	494,100	494,100
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—
Total	954,400	335,600	2,802,900	1,247,600	1,197,600

Robert J. Zalupski
Cash payments (1)	410,200	—	1,230,600	137,000	137,000
Value of restricted stock (2)	45,700	45,700	50,500	50,500	50,500
Value of stock options (3)	—	—	180,700	180,700	180,700
Outplacement services	30,000	—	30,000	—	—
Medical benefits	16,700	—	50,000	50,000	—
Total	502,600	45,700	1,541,800	418,200	368,200

_______________________________________

(1)	Comprised of base salary as of December 31, 2011 and ICP payments.

(2)
Restricted stock valued at the market price of the Company's common stock of $17.95 at December 31, 2011. Messrs. Wathen, Zeffiro, Brooks, Sherbin and Zalupski had 49,748, 25,633, 4,496, 18,699 and 2,549 shares, respectively, that would have been vested upon termination as of December 31, 2011, and 74,621, 38,843, 4,963, 28,553 and 2,813 shares, respectively, that would have been vested upon a change of control.

(3)
Stock options valued at the market price of the Company's common stock of $17.95 at December 31, 2011, less the respective exercise prices. Messrs. Wathen, Zeffiro, Brooks, Sherbin and Zalupski had 0, 0, 217,234, 44,000 and 59,111 stock options, respectively, that were exercisable as of December 31, 2011, and 66,667, 30,000, 241,401, 84,167 and 65,667 stock options, respectively, that would be vested upon a change of control.

(4)
With respect to death, the Policy provides that all obligations of the Company to make any further payments, except for accrued but unpaid salary and accrued but unpaid ICP awards, terminate as of the date of the Executive's death. Equity awards become 100% vested upon death. Executive's dependents are eligible to receive reimbursement for the employee portion of COBRA premiums for a period not to exceed thirty-six (36) months after the Executive's date of death.

(5)
With respect to disability, the Policy provides that all obligations of the Company to make any further payments, except for accrued but unpaid salary and accrued but unpaid annual ICP awards, terminate on the earlier of (a) six (6) months after the disability related termination or (b) the date Executive receives benefits under the Company's long-term disability program. Equity awards become 100% vested upon the disability termination.

TRIMAS CORPORATION
39400 WOODWARD AVENUE SUITE 130
BLOOMFIELD HILLS, MI 48304

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THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING:

	For	Withhold	For All
	All	All	Except
1. Election of Directors	☐	☐	☐
Nominees

01 Daniel P. Tredwell
02 Samuel Valenti III
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

To vote against all nominees, mark “Withhold All” above. To vote against an individual nominee, mark “For All Except” and write the nominee’s number on the line above.
___________________________________________________________

		For	Against	Abstain
2.	Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2012.	☐	☐	☐
NOTE: This proxy/voting instruction, when properly executed, will be voted in accordance with the directions indicated, and if no directions are given, will be voted FOR proposal 1 and proposal 2. The proxies will vote in their discretion upon any and all other matters which may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2012

The Proxy Statement and 2011 Annual Report of TriMas Corporation are also available at: http://www.trimascorp.com/2012proxy

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 2011 Annual Report are available at www.proxyvote.com.

FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 10, 2012
AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRIMAS CORPORATION

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted as marked and, if not marked, will be voted FOR proposals 1 and 2.

By casting your voting instructions on the reverse side of this proxy form, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of TriMas Corporation’s common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof, and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side of this proxy, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

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Continued and to be signed on reverse side

QuickLinks

ABOUT THE MEETING
PROPOSAL 1- ELECTION OF DIRECTORS
BOARD OF DIRECTORS RISK MANAGEMENT FUNCTIONS
DIRECTOR COMPENSATION TABLE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2 - RATIFICATION OF INDEPENDENT AUDITOR
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
TRANSACTIONS WITH RELATED PERSONS
EXECUTIVE COMPENSATION - COMPENSATION DISCUSSSION AND ANALYSIS OVERVIEW
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PROXY CARD